Exhibit 13.2

Management’s Report to the Shareholders of Cascades Inc.

March 16, 2009

The accompanying consolidated financial statements are the responsibility of the management of Cascades Inc., and have been reviewed by the Audit Committee and approved by the Board of Directors.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and include certain estimates that reflect management’s best judgment.

Management is also responsible for all other information included in this Annual Report and for ensuring that this information is consistent with the Company’s consolidated financial statements and business activities.

The Management of the Company is responsible for the design, establishment and maintenance of appropriate internal controls and procedures for financial reporting, to ensure that financial statements for external purposes are fairly presented in conformity with generally accepted accounting principles. Such internal controls systems are designed to provide reasonable assurance on the reliability of the financial information and the safeguarding of assets.

External and internal auditors have free and independent access to the Audit Committee, which is comprised of outside independent directors. The Audit Committee, which meets regularly throughout the year with members of management and the external and internal auditors, reviews the consolidated financial statements and recommends their approval to the Board of Directors.

The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, whose report is provided below.

/s/ Alain Lemaire	/s/ Christian Dubé
Alain Lemaire	Christian Dubé
President and Chief Executive Officer	Vice-President and Chief Financial Officer
Kingsey Falls, Canada

Auditors’ Report to the Shareholders of Cascades Inc.

March 16, 2009

We have audited the consolidated balance sheets of Cascades Inc. (the “Company”) as at December 31, 2008 and 2007 and the consolidated statements of earnings (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2008 in accordance with Canadian generally accepted accounting principles.

/s/ PricewatershouseCoopers LLP[1]
Montréal, Canada

1. Chartered accountant auditor permit No. 19653

CASCADES – ANNUAL REPORT 2008

Consolidated Balance Sheets

As at December 31, 2008 and 2007 (in millions of Canadian dollars)	Note		2008	2007
Assets
Current assets
Cash and cash equivalents			11	25
Accounts receivable			657	624
Inventories	6		580	555
			1,248	1,204
Property, plant and equipment	7		2,037	1,886
Intangible assets	8(a	)	142	130
Other assets	8(a	)	283	237
Goodwill	8(b	)	321	312
			4,031	3,769
Liabilities and Shareholders’ Equity
Current liabilities
Bank loans and advances			104	47
Accounts payable and accrued liabilities			586	572
Current portion of long-term debt	9		36	4
			726	623
Long-term debt	9		1,672	1,570
Other liabilities	10		377	377
			2,775	2,570
Commitment and Contingencies	17
Shareholders’ equity
Capital stock	11		515	517
Retained earnings			656	725
Accumulated other comprehensive income (loss)	18		85	(43)
			1,256	1,199
			4,031	3,769

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Laurent Lemaire	/s/ Robert Chevrier

Laurent Lemaire	Robert Chevrier
Director	Director

Consolidated Statements of Shareholders’ Equity

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars)						2008

	Note		Capital stock	Retained Earnings(4)	Accumulated other comprehensive income (loss)(4)	Shareholders’ equity
Balance-Beginning of year			517	725	(43)	1,199
Cumulative impact of accounting changes	2(a	)	—	3	—	3
Restated balance-Beginning of year			517	728	(43)	1,202
Comprehensive income:
Net loss for the year			—	(55)	—	(55)
Change in foreign currency translation of self-sustaining foreign subsidiaries, net of related hedging activities	19(b	)	—	—	190	190
Change in fair value of foreign exchange forward contracts designated as cash flow hedges(1)			—	—	(61)	(61)
Change in fair value of interest rate swap agreements designated as cash flow hedges(2)			—	—	(2)	(2)
Change in fair value of commodity derivative financial instruments designated as cash flow hedges(3)			—	—	1	1
Comprehensive income for the year						73
Dividends			—	(16)	—	(16)
Adjustment related to stock options			1	—	—	1
Redemption of common shares	11(d	)	(3)	(1)	—	(4)
Balance-End of year			515	656	85	1,256

						2007

	Note		Capital stock	Retained Earnings(4)	Accumulated other comprehensive income (loss)(4)	Shareholders’ equity
Balance-Beginning of year			517	649	(9)	1,157
Cumulative impact of accounting changes	2(e), (j	)	—	—	1	1
Restated balance-Beginning of year			517	649	(8)	1,158
Comprehensive income:
Net earnings for the year			—	95	—	95
Change in foreign currency translation of self-sustaining foreign subsidiaries, net of related hedging activities	19(b	)	—	—	(41)	(41)
Change in fair value of foreign exchange forward contracts designated as cash flow hedges(1)			—	—	4	4
Change in fair value of commodity derivative financial instruments designated as cash flow hedges(2)			—	—	2	2
Comprehensive income for the year						60
Dividends			—	(16)	—	(16)
Adjustment related to stock options			2	—	—	2
Redemption of common shares	11(d	)	(2)	(3)	—	(5)
Balance-End of year			517	725	(43)	1,199

Consolidated Statements of Shareholders’ Equity (continued)

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars)						2006

	Note		Capital stock	Retained earnings(4)	Accumulated other comprehensive income (loss)(4)	Shareholders’ equity
Balance-Beginning of year			264	669	(36)	897
Comprehensive income:
Net earnings for the year			—	3	—	3
Change in foreign currency translation of self-sustaining foreign subsidiaries, net of related hedging activities			—	—	27	27
Comprehensive income for the year						30
Dividends			—	(13)	—	(13)
Net proceeds from issuance of common shares	11(d	)	250	(7)	—	243
Adjustment related to stock options			4	—	—	4
Redemption of common shares			(1)	(3)	—	(4)
Balance-End of year			517	649	(9)	1,157

(1)   Presented net of income taxes of $25 million (2007—$(2) million) and reclassification adjustments to the consolidated statement of earnings of $(2) million. The portion to be realized within the next twelve month is $(17) million.

(2)   Presented net of income taxes of $1.5 million (2007—$– million) and reclassification adjustments to the consolidated statement of earnings of $– million. The portion to be realized within the next twelve month is $– million.

(3)   Presented net of income taxes of $(3) million (2007—$(1) million) and reclassification adjustment to the consolidated statement of earnings of $(12) million. The portion to be realized within the next twelve month is $(14) million.

(4)   The sum of retained earnings and accumulated other comprehensive income (loss) amounted to $741 million as of December 31, 2008 (2007—$682 million, 2006—$640 million).

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Earnings (Loss)

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars, except per share amounts)	Note		2008	2007	2006
Sales			4,017	3,929	3,278
Cost of sales and expenses
Cost of sales (excluding depreciation and amortization)			3,323	3,201	2,657
Depreciation and amortization			214	208	161
Selling and administrative expenses			389	390	304
Losses (gains) on disposal and other	12		5	(17)	(4)
Impairment and other restructuring costs	13(a	)	43	9	67
Loss (gain) on financial instruments	18(a	)	28	(6)	(3)
			4,002	3,785	3,182
Operating income from continuing operations			15	144	96
Interest expense			102	102	79
Foreign exchange loss (gain) on long-term debt			24	(59)	—
			(111)	101	17
Provision for (recovery of) income taxes	14		(32)	11	6
Share of results of significantly influenced companies and dilution gain	8(a	)	(8)	(27)	(8)
Non-controlling interest			2	3	—
Net earnings (loss) from continuing operations			(73)	114	19
Net earnings (loss) from discontinued operations	4		18	(19)	(16)
Net earnings (loss) for the year			(55)	95	3
Basic net earnings (loss) from continuing operations per common share			(0.74)	1.14	0.23
Basic and diluted net earnings (loss) per common share	11(e	)	(0.56)	0.95	0.04
Weighted average number of common shares outstanding during the year			98,804,536	99,329,472	80,941,603

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars)	Note		2008	2007	2006
Operating activities from continuing operations
Net earnings (loss) for the year			(55)	95	3
Net earnings (loss) from discontinued operations			(18)	19	16
Net earnings (loss) from continuing operations			(73)	114	19
Adjustments for
Depreciation and amortization			214	208	161
Losses (gains) on disposal and other			5	(29)	(4)
Impairment and other restructuring costs			16	3	50
Unrealized loss (gain) on financial instruments			27	—	(5)
Foreign exchange loss (gain) on long-term debt			24	(59)	—
Future income taxes			(52)	(22)	(28)
Share of results of significantly influenced companies and dilution gain			(8)	(27)	(8)
Non-controlling interest			2	3	—
Others			(11)	(13)	(2)
Early settlement of natural gaz contracts			11	—	—
			155	178	183
Changes in non-cash working capital components	15(a	)	(31)	(89)	35
			124	89	218
Investing activities from continuing operations
Purchases of property, plant and equipment			(191)	(167)	(110)
Proceeds from disposal of property, plant and equipment			5	7	—
Decrease (increase) in other assets			3	(3)	(10)
Cash of a joint venture and business acquisitions	5(a), (b), 21(a	)	5	(10)	(572)
Business disposals, net of cash disposed	5(c), (d), (e	)	—	37	8
			(178)	(136)	(684)
Financing activities from continuing operations
Bank loans and advances			20	7	(4)
Change in revolving credit facilities			(149)	100	186
Increase in other long-term debt			2	—	2
Payments of other long-term debt			(7)	(8)	(9)
Early settlement of foreign exchange contracts			150	—	—
Net proceeds from issuances of common shares			—	1	242
Dividend paid to a non-controlling interest			(5)	—	—
Redemption of common shares	11(d	)	(4)	(5)	(4)
Dividends			(16)	(16)	(13)
			(9)	79	400
Change in cash and cash equivalents during the year from continuing operations			(63)	32	(66)
Change in cash and cash equivalents from discontinued operations, including proceeds on disposal	4		50	(40)	56
Net change in cash and cash equivalents during the year			(13)	(8)	(10)
Translation adjustments on cash and cash equivalents			(1)	(1)	1
Cash and cash equivalents—Beginning of year			25	34	43
Cash and cash equivalents—End of year			11	25	34

The accompanying notes are an integral part of these consolidated financial statements.

Segmented Information

The Company’s operations are managed by four segments: boxboard, containerboard, specialty products (which consists of the packaging products group) and tissue papers.

The Company analyzes the performance of its operating segments based on their operating income before depreciation and amortization, which is not a measure of performance under Canadian generally accepted accounting principles (“Canadian GAAP”); however, the chief operating decision-maker uses this performance measure for assessing the operating performance of each reportable segment. Earnings for each segment are prepared on the same basis as those of the Company. Intersegment operations are recorded on the same basis as sales to third parties, which are at fair market value.

Sales of the Company by reportable segment are as follows:

			SALES

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars)	2008	2007	2006
Packaging products
Boxboard
Manufacturing	743	780	727
Converting	677	691	790
Intersegment sales	(97)	(128)	(158)
	1,323	1,343	1,359
Containerboard(1)
Manufacturing	615	599	333
Converting	962	984	506
Intersegment sales	(374)	(390)	(239)
	1,203	1,193	600
Specialty products
Manufacturing	315	318	333
Converting	267	232	226
Recovery and deinked pulp	376	374	184
Intersegment sales	(98)	(90)	(52)
	860	834	691
Intersegment sales	(100)	(108)	(68)
	3,286	3,262	2,582
Tissue papers
Manufacturing and converting	787	713	727
Intersegment sales	(56)	(46)	(31)
Total	4,017	3,929	3,278

(1) In 2006, the Company’s containerboard segment consists of 50% of Norampac’s sales.

Segmented Information (continued)

The operating income (loss) before depreciation and amortization from continuing operations of the Company by reportable segment are as follows:

OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION FROM CONTINUING OPERATIONS

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars)	2008	2007	2006
Packaging products
Boxboard
Manufacturing	(40)	(3)	1
Converting	50	76	62
Others	(13)	(4)	(6)
	(3)	69	57
Containerboard(1)
Manufacturing	57	59	(8)
Converting	53	76	45
Others	(7)	17	7
	103	152	44
Specialty products
Manufacturing	10	6	1
Converting	30	26	30
Recovery and deinked pulp	24	25	9
Others	—	2	5
	64	59	45
	164	280	146
Tissue papers
Manufacturing and converting	89	66	116
Corporate	(24)	6	(5)
Operating income before depreciation and amortization from continuing operations	229	352	257
Depreciation and amortization
Boxboard	(72)	(68)	(66)
Containerboard(1)	(63)	(68)	(38)
Specialty products	(33)	(31)	(28)
Tissue papers	(36)	(35)	(37)
Corporate and eliminations	(10)	(6)	8
	(214)	(208)	(161)
Operating income from continuing operations	15	144	96

(1) In 2006, the Company’s containerboard segment consists of 50% of operating income (loss) before depreciation and amortization from continuing operations of Norampac.

Segmented Information (continued)

Purchases of property, plant and equipment by the Company by reportable segment are as follows:

PURCHASES OF PROPERTY, PLANT AND EQUIPMENT

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars)	2008	2007	2006
Packaging products
Boxboard
Manufacturing	24	23	10
Converting	36	36	24
	60	59	34
Containerboard(1)
Manufacturing	18	16	13
Converting	21	14	10
	39	30	23
Specialty products
Manufacturing	9	9	10
Converting	4	10	6
Recovery, deinked pulp and others	28	7	5
	41	26	21
	140	115	78
Tissue papers
Manufacturing and converting	38	52	27
Corporate	10	7	3
Total	188	174	108
Purchases of property, plant and equipment included in accounts payable
Beginning of year	17	10	12
End of year	(14)	(17)	(10)
Total investing activities	191	167	110

(1) In 2006, the Company’s containerboard segment consists of 50% of purchase of property, plant and equipment of Norampac.

Identifiable assets of the Company by reportable segment are as follows:

	IDENTIFIABLE ASSETS
As at December 31, 2008 and 2007 (in millions of Canadian dollars)	2008	2007
Packaging products
Boxboard	1,123	977
Containerboard	1,446	1,443
Specialty products	585	588
	3,154	3,008
Tissue papers	579	491
Corporate	280	199
Intersegment eliminations	(142)	(66)
	3,871	3,632
Investments(1)	160	137
Total	4,031	3,769

(1) Investments included investments in significantly influenced companies, notes receivable, other investments and investment in shares held for trading.

Segmented Information (continued)

Information by geographic segment is as follows:

For each of the years in the three-year period ended December 31, 2008 (in millions of Canadian dollars)	2008	2007	2006
Sales
Operations located in Canada
Within Canada	1,479	1,476	1,149
To the United States	552	559	462
Offshore	60	38	17
	2,091	2,073	1,628
Operations located in the United States
Within the United States	1,260	1,229	1,128
To Canada	77	53	39
Offshore	2	1	2
	1,339	1,283	1,169
Operations located in Europe
Within Europe	537	536	447
To the United States	—	—	3
To other countries	50	37	31
	587	573	481
Total	4,017	3,929	3,278

	2008	2007
Property, plant and equipment
Canada	1,213	1,247
United States	593	472
Europe	231	167
Total	2,037	1,886

	2008	2007
Goodwill, customer relationships and client lists and other finite-life intangible assets
Canada	327	342
United States	113	99
Europe	23	1
Total	463	442

Notes to Consolidated Financial Statements

For each of the years in the three-year period ended December 31, 2008

(tabular amounts in millions of Canadian dollars, except per share amounts)

1. Significant Accounting Policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with Canadian GAAP and include the following significant accounting policies.

Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. They also include the portion of the accounts of the joint ventures accounted for using the proportionate consolidation method. Investments in significantly influenced companies are accounted for using the equity method. The Company also identifies variable interest entities in which it has an interest and determines whether it is the primary beneficiary of such entities. If the Company is the primary beneficiary of the variable interest entities identified, those entities are consolidated. A variable interest entity is defined as an entity in which the equity is not sufficient to permit the entity to finance its activities without external financial support, or the equity investors lack either voting control and obligation to absorb future losses or the right to receive future returns.

Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities in the financial statements and disclosure of contingencies at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. On a regular basis and with the information available, management reviews its estimates, including those related to environmental costs, employee future benefits, collectibility of accounts receivable, financial instruments, contingencies, income taxes and related valuation allowance, useful life of property, plant and equipment and impairment of long-lived assets and goodwill. Actual results could differ from those estimates. When adjustments become necessary, they are reported in earnings in the period in which they are known.

Revenue recognition

The Company recognizes its sales, which consist of product sales, when persuasive evidence of an arrangement exists, goods are shipped, significant risks and benefits of ownership are transferred, the price is fixed and determinable, and collection of the resulting receivable is reasonably assured.

Financial instruments and hedging relationships

Classification of financial instruments

The classification depends on the purpose for which the financial instruments were acquired or issued, their characteristics and the Company’s designation of such instruments. The standards require that all financial assets be classified as held for trading (“HFT”), available for sale (“AFS”), held to maturity (“HTM”) or loans and receivables. Financial liabilities should be classified as HFT or other liabilities. Derivatives are classified as HFT unless they are designated within an effective hedging relationship. The standards require that all financial assets and liabilities, including all derivatives, be measured at fair value on initial recognition, with the exception of certain related party transactions, and subsequently accounted for based on their classification. Settlement date accounting continues to be used by the Company for all financial assets. Changes in fair value of the acquired asset between the trade date and the settlement date are reflected in earnings, other than gains and losses on AFS financial assets, which are reflected in other comprehensive income.

The following is a summary of the accounting model the Company elected to apply to each of its significant categories of financial instruments:

Cash and cash equivalents	Designated as held for trading
Accounts receivable	Loans and receivables
Notes receivable	Loans and receivables
Other investments	Designated as available for sale
Investment in shares held for trading	Designated as held for trading
Bank loans and advances	Other liabilities
Accounts payable and accrued liabilities	Other liabilities
Long-term debt	Other liabilities
Derivative instruments	Held for trading

Held for trading

HFT financial instruments are financial assets and liabilities typically acquired with the objective to generate revenues from short-term fluctuations in price. They are measured at fair value at the balance sheet date. Interest earned, gains and losses realized on disposal and unrealized gains and losses from change in fair value are recorded in the statement of earnings.

Held to maturity

HTM financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity, other than loans and receivables, that an entity has the positive intention and ability to hold to maturity. These financial assets are measured at amortized cost. The Company did not hold any HTM instruments as at December 31, 2008 et 2007.

Available for sale

AFS financial assets are those non-derivative financial assets that are designated as AFS or that are not classified as loans and receivables, HTM or HFT. AFS financial assets are carried at fair value with unrealized gains and losses included in other comprehensive income until realized, when the cumulative gain or loss is transferred to the consolidated statement of earnings and presented within loss or gain on financial instruments. When unrealized losses on AFS securities are determined to be other than temporary, the cost of the financial asset is written down to fair value with the change recorded in net gains on investments in the consolidated statement of earnings. Securities that are classified as AFS and that do not have a readily available market value are recorded at cost. Dividends and interest income from AFS instruments are recorded in the consolidated statement of earnings. The Company did not hold any AFS instruments as at December 31, 2008 and 2007.

Loans and receivables

Loans and receivables are accounted for at amortized cost.

Other liabilities

Other liabilities are recorded at amortized cost using the effective interest rate method and include all liabilities other than derivatives or liabilities which have been identified as HFT.

Derivatives

The Company uses derivative financial instruments in the management of its foreign currency, commodity and interest rate exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

Derivatives are carried at fair value and are reported as assets where they have a positive fair value and as liabilities where they have a negative fair value. The change in fair value during the year is recorded in earnings unless the instruments are part of a hedging relationship.

Embedded derivatives

Derivatives embedded in other financial instruments or contracts are separated from their host contracts and accounted for as derivatives when their economic characteristics and risks are not closely related to those of the host contract. Embedded derivative are measured at fair value with changes in fair value recognized in earnings.

Transaction costs

Transaction costs related to HFT financial assets and liabilities are expensed as incurred. Transaction costs related to HTM financial assets, loans and receivables and other liabilities are considered as part of the carrying value of the asset or liability and are then amortized over the expected life of the instrument using the effective interest rate method. Transaction costs related to AFS assets are capitalized on initial recognition and written off to other comprehensive income on the next financial reporting date.

Determination of fair value

The fair value of a financial instrument is the amount of consideration that would be agreed upon in an arm’s-length transaction between knowledgeable willing parties who are under no compulsion to act. The fair value of a financial instrument on initial recognition is the transaction price, which is the fair value of the consideration given or received. Subsequent to initial recognition, the fair values of financial instruments that are quoted in active markets are based on bid prices for financial assets held and offer prices for financial liabilities. When independent prices are not available, fair values are determined by using valuation techniques which refer to observable market data. These include comparisons with similar instruments where observable market prices exist, discounted cash flow analyses, option pricing models and other valuation techniques commonly used by market participants. For certain derivatives, fair values may be determined in whole or in part from valuation techniques using non-observable market data or transaction prices. A number of factors such as bid-offer spread, credit profile and model uncertainty are taken into account, as appropriate, when values are calculated using valuation techniques.

Hedge

When the Company uses derivatives in hedge accounting relationships, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also assesses whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items. When hedging instruments become ineffective before their maturity or the hedging relationship is terminated, deferred gains or losses on such instruments continue to be deferred and charged to earnings in the same period as the corresponding gains or losses for the hedged items; gains and losses realized subsequently as a result of marking to market are charged directly to earnings. If the hedged item ceases to exist due to its maturity, expiry, cancellation or exercise before the hedging instrument expires, deferred gains or losses are charged to earnings.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, bank balances and short-term liquid investments with original maturities of three months or less. The short-term liquid investments are accounted for at their estimated fair value which approximates costs.

Inventories

Inventories of finished goods are valued at the lower of average production cost and net realizable value. Inventories of raw materials and supplies are valued at the lower of cost and replacement value which is the best available measure of their net realizable value. Cost of raw materials and supplies is determined using the average cost and the first-in, first-out methods respectively.

Property, plant and equipment and depreciation

Property, plant and equipment are recorded at cost, including interest incurred during the construction period of certain property, plant and equipment. Depreciation is calculated on a straight-line basis at annual rates varying from 3% to 5% for buildings, 5% to 10% for machinery and equipment, and 15% to 20% for automotive equipment, determined according to the estimated useful life of each class of property, plant and equipment.

Grants and investment tax credits

Grants and investment tax credits are accounted for using the cost reduction method and are amortized to earnings as a reduction of depreciation, using the same rates as those used to amortize the related property, plant and equipment.

Intangible assets

Customer relationships and client lists are recorded at cost and are amortized on a straight-line basis over a period not exceeding 20 years.

Other assets

Deferred charges are recorded at cost and include, in particular, the issuance costs of the revolving credit facility, which are amortized on a straight-line basis over the anticipated period of repayment of the respective credit facility, and start-up costs which are amortized on a straight-line basis over a period of three to fifteen years from the end of the start-up period.

Goodwill

Goodwill is tested for impairment annually on December 31 or when an event or circumstance occurs that could potentially result in a permanent decline in value. This is accomplished mainly by determining whether projected discounted future cash flows exceed the net book value of goodwill of the respective reporting unit.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable, as measured by comparing their net book value to the estimated undiscounted future cash flows generated by their use. Impaired assets are recorded at fair value, determined principally using discounted future cash flows expected from their use and eventual disposition.

Environmental costs

Environmental expenditures are expensed or capitalized depending upon their future economic benefit. Expenditures incurred to prevent future environmental contamination are capitalized and amortized on a straight-line basis at annual rates varying from 5% to 10%. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. A provision for environmental costs is recorded when it is probable that a liability has been incurred and the costs can be reasonably estimated.

Asset retirement obligations

Asset retirement obligations are recognized at fair value in the period in which the Company incurred such obligation and if a reasonable estimate of the fair value can be made. The associated costs are capitalized as part of the carrying value of the related asset and are depreciated over its remaining useful life. The liability is accreted using a credit-adjusted risk-free interest rate of the Company.

Employee future benefits

The Company offers funded and unfunded defined benefit pension plans, defined contribution pension plans, and group registered retirement savings plans that provide retirement benefit payments for most of its employees. The defined benefit pension plans are usually contributory and are based on the number of years of service and, in most cases, based on the average salaries or compensation at the end of a career. Retirement benefits are, in some cases, partially adjusted based on inflation. The Company also contributes to its employees’ complementary retirement benefit plans and other post-employment benefit plans, such as group life insurance, medical and dental plans. However, these benefits, other than pension plans, are not funded. Furthermore, the medical and dental plans upon retirement are being phased out and are no longer offered to the majority of the new employees and those who do not meet certain criteria.

The cost of pensions and other retirement benefits earned by employees is actuarially determined using the projected benefit method pro-rated on years of service and management’s best estimate of expected plan investment performance, salary escalations, retirement ages of employees and expected health care costs. The accrued benefit obligation is evaluated using the market interest rate at the evaluation date.

For the purpose of calculating the expected return on plan assets, those assets are valued at fair value. Past service costs arising from a plan amendment are amortized on a straight-line basis over the average remaining service period of the group of employees active at the date of the amendment. The excess of the net actuarial gain or loss over the greater of (a) 10% of the accrued benefit obligation at the beginning of the year and (b) 10% of the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees, which may vary from 6 to 19 years (weighted average of 12 years for pension plan and 15 for other plans) in 2008 depending on the plan (2007—6 to 18 years (weighted average of 12 years for pension plan and 15 for other plans)).

When restructuring a plan, results in a curtailment and a settlement at the same time, the curtailment is accounted for before the settlement.

The measurement date of the employee futur benefit plans is December 31 of each year. An actuarial evaluation is performed at least every three years. The last evaluation took place on December 31, 2007 for approximately 10% of the plans, on December 31, 2006 for approximately 65% of the plans. In 2009, evaluation for 25% of the plans will be performed for December 31, 2008.

Income taxes

The Company uses the liability method in accounting for income taxes. According to this method, future income taxes are determined using the difference between the accounting and tax bases of assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted tax rates in effect in the year in which these temporary differences are expected to be recovered or settled. Future income tax assets are recognized when it is more likely than not that the assets will be realized.

Foreign currency translation

Foreign currency transactions

Transactions denominated in currencies other than the business unit’s measurement currency are recorded at the rate of exchange prevailing at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the balance sheet date. Unrealized gains and losses on translation of other monetary assets and liabilities are reflected in the determination of net earnings for the year.

Foreign operations

The Company’s foreign operations are defined as self-sustaining. The assets and liabilities of these operations are translated into Canadian dollars at the rate of exchange prevailing at the balance sheet date. Revenues and expenses are translated at the average exchange rate for the year. Translation gains and losses are recorded as a component of equity in accumulated other comprehensive income.

Stock-based compensation

The Company uses the fair value method of accounting for stock-based compensation awards granted to officers and key employees. This method consists of recording expenses to earnings based on the vesting period of the options granted. The fair value is calculated based on the Black-Scholes option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. When stock options are exercised, any consideration paid by employees, as well as the related stock-based compensation are credited to capital stock.

Earnings per common share

Earnings per common share is determined using the weighted average number of common shares outstanding during the year. Diluted earnings per common share is determined using the treasury stock method to evaluate the dilutive effect of stock options, convertible instruments and equivalents, when applicable. Under this method, instruments with a dilutive effect, basically when the average market price of a share for the period exceeds the exercise price, are considered to have been exercised at the beginning of the period and the proceeds received are considered to have been used to redeem common shares of the Company at the average market price for the period.

2. Changes in Accounting Policies

New accounting standards adopted

2008

a)  Inventories

On January 1, 2008, the Company adopted, without restating the comparative figures, CICA Handbook Section 3031, “Inventories”. This new standard establishes measurement and disclosure requirements concerning inventories. The application of this new standard by the Company decreased inventories by approximately $2 million, increased property, plant and equipment by $7 million, increased future income taxes by $2 million and increased retained earnings by $3 million.

b)  Going concern

CICA Handbook Section 1400, “General Standards of Financial Statement Presentation”, was amended to include requirements to assess and disclose an entity’s ability to continue as a going-concern. When financial statements are note prepared on a going-concern basis, that fact shall be disclosed together with the basis on which the financial statements are prepared and the reason why the company is no considered a going-concern. The new requirements are effective for the Company for interim and annual financial statements beginning January 1, 2008. The adoption of this new standard had no impact on the consolidated financial statements.

2007

c)  Comprehensive income

On January 1, 2007, the Company adopted the Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 1530, “Comprehensive Income”. It describes reporting and disclosure recommendations with respect to comprehensive income and its components. Comprehensive income represents changes in net assets arising from transactions, events and circumstances not related to shareholders.

d)  Equity

On January 1, 2007, the Company adopted CICA Handbook Section 3251, “Equity”, which describes standards for presentation of changes in equity. As a result of the adoption of sections 3251 and 1530, the Company is now presenting a consolidated statement of shareholders’ equity which includes information about comprehensive income and accumulated other comprehensive income. The comparative consolidated financial statements were restated to reclassify the cumulative translation adjustments, which amounted to $9 million as at December 31, 2006 to accumulated other comprehensive income.

e)  Financial Instruments—Recognition and Measurement

On January 1, 2007, the Company adopted CICA Handbook Section 3855, “Financial Instruments—Recognition and Measurement”. It describes the standards for recognizing and measuring financial instruments in the financial statements. Under this Section, financial assets available for sale, assets and liabilities held for trading and derivative financial instruments, when part of a hedging relationship or not, are measured and accounted for at fair value. Certain derivatives embedded in other contracts are also measured and accounted for at fair value. The Company selected January 1, 2003 as its transition date for embedded derivatives.

Upon the adoption of this Section, the Company made the following classifications:

Cash and cash equivalents	Designated as held for trading
Accounts receivable	Loans and receivables
Notes receivable	Loans and receivables
Other investments	Designated as available for sale
Investment in shares held for trading	Designated as held for trading
Bank loans and advances	Other liabilities
Accounts payable and accrued liabilities	Other liabilities
Long-term debt	Other liabilities
Derivative instruments	Held for trading

This Section was applied retroactively without restating the comparative figures and resulted in the following adjustments as of January 1, 2007:

Other assets	(12)
Long-term debt	(17)
Other liabilities	3
(14)
Net change	2
Impact on accumulated other comprehensive income	1
Impact on retained earnings	1
2

f)   Hedges

On January 1, 2007, the Company adopted CICA Handbook Section 3865, “Hedges”. It expands the guidelines required by Accounting Guideline 13 (“AcG-13”), “Hedging Relationships”. This Section describes when and how hedge accounting can be applied as well as the disclosure requirements. Hedge accounting enables the recording of gains, losses, revenues and expenses from the derivative financial instruments in the same period as for those related to the hedged item. However, any ineffective portion of a hedging relationship is recorded directly to earnings.

As in previous years, the Company continued to not apply hedge accounting to certain derivative financial instruments, including interest rate swap agreements of notional amounts totalling US$5.2 million maturing between 2008 and 2012 and commodity swap agreements on old corrugated containers. Accordingly, gains and losses from these derivative financial instruments are recorded in earnings.

g)  Accounting changes

As at January 1, 2007, the Company adopted CICA Handbook Section 1506, “Accounting Changes”. This Section establishes criteria to be met, together with the accounting treatment and disclosure required when there is a change in accounting policies, estimates and correction of errors. The adoption of this Section had no impact on its consolidated financial position or results of operations.

h)  Capital disclosures

In December 2006, the CICA published Section 1535, “Capital Disclosures”. This new standard established disclosure requirements concerning capital such as: qualitative information about its objectives, policies and processes for managing capital; quantitative data about what it regards as capital; whether it has complied with any externally imposed capital requirements and, if not, the consequences of such non-compliance. This Section is effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Earlier adoption is encouraged and thus the Company elected to early adopt this new standard in its consolidated financial statements for the year ended December 31, 2007. Disclosure requirements pertaining to this Section are contained in note 11.

i)   Financial Instruments—Disclosure and Presentation

In December 2006, the CICA published two new sections: Section 3862, “Financial Instruments—Disclosures”, and Section 3863, “Financial Instruments—Presentation”. These new standards replace Section 3861, “Financial Instruments—Disclosure and Presentation”, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements. These Sections are effective for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. On December 31, 2007, the Company elected to early adopt these new standards which had no impact on the classification and valuation of its financial instruments. Disclosure requirements pertaining to these Sections are contained in note 18.

j)   Others

As at January 1, 2007, Boralex Inc. (“Boralex”), a significantly influenced company, changed its depreciation method with respect to certain operating units. This change resulted in a decrease in retained earnings of $1 million (the Company’s share). As at January 1, 2007, Boralex also adopted Sections 1530, 3251, 3855 and 3865 of the CICA Handbook. The impact on the Company following its adoption of these Sections is reflected in notes c), d), e) and f) above.

New accounting standards applicable in 2009.

k) Goodwill and intangible assets

In February 2008, the CICA published Section 3064, “Goodwill and Intangible Assets”. This new standard establishes standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. The requirements will be effective for interim period and annual financial statements starting October 1, 2008. The Company is presently evaluating the impact of this new standard.

l)   Credit risk and the fair value of financial assets and financial liabilities

In January 2009, the CICA issued EIC-173 “Credit risk and the fair value of financial assets and financial liabilities” which becomes effective for the Company’s 2009 fiscal year with retrospective application without restatement of prior periods. The guidance requires that an entity’s own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. As at December 31, 2008, the company evaluated that the adoption of these recommendations would have had no impact.

3. Measurement Uncertainty

a)  Goodwill

The Company performed its annual goodwill impairment tests as of December 31, 2008. The impairment test is accomplished by determining whether the fair value of a reporting unit exceeds the carrying amount of the net assets of that reporting unit as at the assessment date. The methodology used for these tests requires the Company to use judgment and make estimates that are subjective and thus may change.

In determining the fair value of our reporting units, the Company primarily used the discounted cash flow method and several key assumptions were used for these tests including amongst others, production levels, selling prices and volume, raw materials costs, foreign exchange rate, weighted average cost of capital and capital spending. The forecasts used were derived from our internal budget and forecast and supported or derived from external information on the industry.

The Company believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management best estimates based on available information at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.

Considering the sensitivity of the key assumptions used, there is measurement uncertainty since adverse changes in one or in a combination of our key assumptions could require a significant change in the carrying amount of goodwill.

b)  Property, plant and equipment and intangible assets

Property, plant and equipment and intangible assets (referred to as “long-lived assets”) are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable through future operations. This is accomplished by determining whether projected undiscounted future cash flows from operations exceed the carrying amount of the assets at the assessment date. Estimates of future cash flows are based on judgment and could change.

For the purpose of the tests performed, estimates of undiscounted future cash flows from operations were developed and several key assumptions were used for these tests including amongst others, production levels, selling prices and volume, raw material costs and foreign exchange rates. The forecasts used were derived from management internal budget and forecast and supported or derived from external information on the industry.

The Company believes such assumptions to be reasonable. These assumptions involve a high degree of judgment and complexity and reflect management best estimates with the information available at the assessment date. In addition, products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern.

Considering the above, there is measurement uncertainty since adverse changes in one or in a combination of our key assumptions or change in use of such operations could require a significant change in the carrying amount of the assets tested for impairment.

c)  Income taxes

The Company is required to estimate the income taxes in each jurisdiction in which it operates. This includes estimating a value for existing net operating losses based on the Company’s assessment of its ability to utilize them against future taxable income before they expire. If the Company’s assessment of its ability to use the net operating losses proves inaccurate in the future, more or less of the net operating losses might be recognized as assets, which would increase or decrease the income tax expense, and consequently affect the Company’s results in the relevant year.

4. Discontinued Operations

In 2004, the Company decided to initiate a divestiture plan for its Fine papers and Tissue distribution activities. These divestitures were realized in February 2006 and March 2005 respectively. In addition, the Company ceased its operations at its Fine papers Thunder Bay, Ontario, mill on January 21, 2006.

In 2007, the Company decided to dispose of its Greenfield SAS pulp mill located in France and its Scierie Lemay sawmill located in Québec both of which were sold in 2008. Consequently, the assets, liabilities, earnings and cash flows from these activities for the current period and for all comparative periods are classified as discontinued operations. The comparative financial information of 2006 has been restated to reflect this change.

Financial information relating to these discontinued operations is as follows:

	Note	2008	2007	2006
Condensed balance sheet
Current assets		—	37	44
Long-term assets		—	14	18
Current liabilities		—	19	22
Condensed statement of earnings (loss)
Sales		8	104	200
Depreciation and amortization		—	1	2
Operating income (loss)(1)		22	(20)	(21)
Interest expense		1	4	4
Recovery of income taxes		3	(5)	(9)
Net earnings (loss) from discontinued operations		18	(19)	(16)
Net earnings (loss) per share from discontinued operations		0.18	(0.19)	(0.19)
Condensed statement of cash flows
Operating activities		2	(36)	(27)
Investing activities	4(a)	47	(2)	84
Financing activities		1	(2)	(1)
		50	(40)	56

(1) Operating income (loss) includes the following items:

	Note	2008	2007	2006
Gain on disposal assets of Greenfield S.A.S.	4(a)	24	—	—
Closure and restructuring costs	4(b)	(1)	1	(2)
Impairment of property, plant and equipment	4(b)	—	(4)	(14)
Provision on disposal of distribution activities of Fine papers	4(c)	—	—	(1)
Legal settlement	4(d), (e)	—	(1)	(1)
Loss on disposal of Thunder Bay assets	4(f)	—	(5)	—
		23	(9)	(18)

(a)

In 2008, the Company sold its Greenfield SAS pulp mill located in France for an amount of $41 million (€28 million). This transaction resulted in a gain of $24 million before related income taxes of $4 million. In 2008, the Company sold its assets of Scierie Lemay sawmill for a cash consideration of $6 million and a contingent consideration of $2 million. No gain or loss resulted from this transaction.

(b)	In 2007, the Company recorded a gain of $6 million related to the settlement of the pension plan of the Thunder Bay coated Fine paper mill, closed in January 2006.

The Company also recorded an impairment charge of $4 million in 2007 (2006—$14 million) on property, plant and equipment and other assets, and severance and inventory writedown provisions of $1 million (2007—$5 million) related to its Scierie Lemay sawmill temporarily closed in 2006.

(c)

On November 17, 2005, the Company announced that it had reached an agreement for the sale of its paper merchant division known as Cascades Resources, the Fine papers distribution activities, to Coast Paper Limited, a subsidiary of PaperlinX Limited. In 2005, the Company recorded a loss of $9 million to bring the book value of the net assets to be sold to their net estimated realizable value. On February 28, 2006, the Company completed the transaction for a total consideration of $86 million subject to final closing adjustments. An additional loss of $1 million was recorded in 2006.

(d)

In 2003, the Company was informed that Cascades Resources was the subject of an enquiry by the Canadian Commissioner of Competition as to whether this division and its competitors had colluded to unduly reduce market competition among paper merchants in Canada. On January 9, 2006, the Company entered a guilty plea in Ontario Superior Court relating to sales of carbonless sheet paper in Ontario and Québec. Pursuant to the plea, the Company has agreed to pay a total of $12.5 million in equal installments over a period of six and a half years. In 2005, a loss of $10 million was recorded in earnings representing the discounted amount of the liability which is presented as “Other liabilities” in the balance sheet.

(e)	In 2007, the Company recorded a provision of $1 million related to the settlement of the class actions filed following the infraction described in (d) above.

(f)	In 2007, the Company sold its coated Fine paper mill located in Thunder Bay, Ontario, which resulted in a disbursement of $5 million.

5. Business Acquisitions and Disposals

a)  2007 Acquisitions

On August 1, 2007, the Company acquired certain assets of Honeycomb Products of Michigan Inc. (“HPM”), a honeycomb board mill located in Grand Rapids, Michigan, for a purchase price of $11 million (US$10.4 million).

In 2007, the Company finalized the allocation of the purchase price relating to the acquisition of Norampac Inc. completed in December 2006. Accordingly, the amounts disclosed in the table below represent the adjustments required to the allocation prepared in 2006.

b)  2006 Acquisitions

On April 25, 2006, the Company’s Boxboard group announced that it had acquired certain assets from the paperboard division of Simkins Industries located in Ridgefield, New Jersey, and New Haven, Connecticut, for $14 million (US$12.5 million). On July 19 and August 7, 2006, the Company completed the acquisition of the assets of Caraustar Industries, Inc.’s coated recycled boxboard mills located in Sprague, Connecticut, and certain of the assets of Caraustar Industries coated recycled boxboard mill located in Rittman, Ohio, for a total purchase price of $18 million (US$15 million). The Sprague mill will now operate under the name of Versailles.

In 2006, the Company finalized the allocation of the purchase price relating to the acquisition of three corrugated plants from SPB Canada Inc. completed in 2005. The purchase price was reduced by $3 million. Accordingly, the amounts disclosed in the table below represent the adjustments required to the allocation prepared in 2005.

On December 29, 2006, the Company acquired the remaining outstanding common shares (50%) of Norampac Inc. from Domtar Inc. for a total purchase price of $561 million (including $1 million in transaction costs). Norampac is a manufacturer of containerboard and corrugated products principally in North America. The balance sheet and results of Norampac are fully consolidated since that date as they were proportionally consolidated prior to the acquisition.

These acquisitions have been accounted for using the purchase method and the accounts and results of operations of these entities have been included in the consolidated financial statements since their respective acquisition dates. The following allocations of the purchase prices to the identifiable assets acquired and liabilities assumed resulted in goodwill of $16 million as at December 31, 2007 and a reduction of goodwill of $7 million in 2006 following an adjustment to the 2005 acquisition of SPB. None of this goodwill is expected to be deductible for tax purposes with the exception of an amount of $2 million as at December 31, 2007 (2006—$7 million).

			2007
	HPM
Acquired company	Specialty	Norampac
Business segment	products	Containerboard	Total
Accounts receivable	1	—	1
Inventories	1	—	1
Property, plant and equipment	2	(57)	(55)
Customer relationships and client lists	5	45	50
Goodwill	2	14	16
	11	2	13
Accounts payable and accrued liabilities	—	(1)	(1)
Other liabilities	—	2	2
Non-controlling interest	—	(3)	(3)
	11	—	11
Less: Balance of purchase price	(1)	—	(1)
Total consideration paid	10	—	10

					2006

Acquired company	Simkins	Caraustar	SPB	Norampac
Business segment	Boxboard	Boxboard	Containerboard	Containerboard	Total
Cash and cash equivalents	—	—	—	18	18
Accounts receivable	—	7	(2)	111	116
Inventories	—	4	—	75	79
Property, plant and equipment	—	18	—	583	601
Other assets	—	—	—	13	13
Customer relationships and client lists	11	—	4	24	39
Goodwill	7	—	(7)	187	187
	18	29	(5)	1,011	1,053
Bank loans and advances	—	—	—	(2)	(2)
Accounts payable and accrued liabilities	—	(6)	-	(92)	(98)
Long-term debt	—	—	—	(182)	(182)
Other liabilities	(4)	(5)	2	(155)	(162)
Non-controlling interest	—	—	—	(19)	(19)
Total consideration paid	14	18	(3)	561	590

c)  2008 Disposals

On January 7, 2008, the Company sold its Greenfield SAS pulp mill located in France for an amount of $41 million (€28 million). This transaction resulted in a gain of $24 million before related income taxes of $4 million. In September 2008, the Company sold its assets of Scierie Lemay sawmill for a cash consideration of $6 million and a contingent consideration of $2 million which is equal to its depreciated book value.

Business segment	Boxboard (Discontinued operations)	Specialty Products (Discontinued operations)
Accounts receivable	—	18
Inventories	—	9
Property, plant and equipment	—	5
Other assets	8	4
	8	36
Accounts payable and accrued liabilities	—	(15)
	8	21
Balance of sale price—notes receivable	(2)	—
Gain on disposal, net of related income taxes	—	20
Total consideration received	6	41

d)  2007 Disposals

On January 25, 2007, the Company sold its 40% interest in GSD Packaging, LLC, a U.S. food pail manufacturing company of the Boxboard group, to Rock-Tenn Company for a cash consideration of $38 million (US$32 million). The Company realized a gain of $25 million before income taxes of $11 million.

Business segment	Boxboard
Accounts receivable	2
Inventories	4
Property, plant and equipment	2
Goodwill	6
14
Accounts payable and accrued liabilities	(2)
12
Gain on disposal	25
Total consideration received, net of cash disposed	37

e)  2006 Disposals

On February 28, 2006, the Company sold its Fine papers distribution activities for a total consideration of $86 million.

On September 7, 2006, the Company disposed of its investment in a joint venture of its Boxboard group for a consideration of $11 million (US$10 million), of which $9 million (US$8 million) was received at closing and $2 million (US$2 million) will be received over the next two years. The Company realized a gain of $4 million before income taxes of $2 million.

Assets and liabilities at the time of disposal where as follows:

Business segment	Specialty products (Discontinued operations)	Boxboard
Accounts receivable	56	4
Inventories	49	3
Property, plant and equipment	5	4
	110	11
Accounts payable and accrued liabilities	(23)	(3)
Long-term debt	—	(2)
	87	6
Purchase price adjustment and gain on disposal	(1)	4
Balance of sale price—receivables and other assets	—	(2)
Total consideration received, net of cash disposed	86	8

6. Inventories

	2008	2007
Finished goods	261	257
Raw materials	150	125
Supplies	169	173
	580	555

As at December 31, 2008, the Company had applied write-downs of $3 million to finished goods inventory (2007—$3 million), $1 million to raw materials inventory (2007—$1 million) and $3 million to supplies (2007—$2 million). As at December 31, 2008, the carrying amount of inventory carried out NRV consisted of $11 million of finished good inventory, $1 million of raw materials inventory and $4 million of supplies (2007—$11 million, $- million and $4 million).

The production cost of inventories recognized as expense in 2008 included in cost of sales amounts to $3,348 million and $9 million is include in net earning (loss) from discontinued operations. In 2007, production cost of $3,208 million was included in cost of sales and $109 million was included in net earning (loss) from discontinued operations.

7. Property, Plant and Equipment

2008

	Cost	Accumulated depreciation	Net
Lands	87	—	87
Buildings	538	170	368
Machinery and equipment	2,740	1,380	1,360
Automotive equipment	66	48	18
Spare parts	9	2	7
Others	392	195	197
	3,832	1,795	2,037

2007

	Cost	Accumulated depreciation	Net
Lands	81	—	81
Buildings	517	176	341
Machinery and equipment	2,708	1,412	1,296
Automotive equipment	65	48	17
Spare parts	3	—	3
Others	297	149	148
	3,671	1,785	1,886

Property, plant and equipment include assets under capital leases with a cost of $5 million and accumulated depreciation of $3 million as at December 31, 2008 (2007—$7 million and $2 million respectively). Other property, plant and equipment include machinery and equipment in the process of installation with a book value of $55 million (2007—$39 million), deposits on purchases of equipment amounting to $20 million (2007—$12 million) and temporarely idled properties, machinery and equipment with a net book value of $114 million (2007—$89 million) of which $105 million continues to be depreciated.

Depreciation of property, plant and equipment amounted to $200 million for the year ended December 31, 2008 (2007—$197 million; 2006—$156 million).

8. Intangible Assets, Other Assets and Goodwill

a)              Intangible assets and other assets are detailed as follows:

	2008			2007
	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
Intangible assets
Customer relationship and client lists	162	26	136	131	15	116
Other finite-life intangible assets	9	3	6	18	4	14
	171	29	142	149	19	130

	Note	2008	2007
Investments in significantly influenced companies (1)		147	119
Notes receivable		8	7
Other investments		3	11
Investment in shares held for trading (2)		2	1
Deferred charges (3)		14	14
Employee future benefits	16(b)	97	68
Fair value of derivative financial assets		13	28
		284	248
Less: Current portion, included in accounts receivable		1	11
Total other assets		283	237

(1)        Investments in significantly influenced companies include a 34% interest in Boralex Inc. for a net book value of $121 million and a market value of $97 million (2007—$96 million and $222 million respectively). In the opinion of management, this does not represent a permanent decline in value and as such, no provision has been taken by the Company. In 2008, the Company recorded a dilution loss of 0.4 million resulting from the decrease of it participation for less than 0.5%. In 2007 a gain of $15 million resulting from the decrease of its participation from 43% to 34% as a result of a public equity offering of 7.3 million common shares by Boralex at a price of $15.00 each.

(2)        The following are the details of net changes in held for trading investments in shares:

	2008	2007
Investments at cost—Beginning of year	1	1
Adjustment to fair value	1	—
	2	1

(3)

	2008			2007
	Cost	Accumulated amortization	Net	Cost	Accumulated amortization	Net
Deferred charges
Start-up cost	6	6	—	8	7	1
Financing costs	14	9	5	13	7	6
Other	12	3	9	8	1	7
	32	18	14	29	15	14

b)             Goodwill fluctuated as follows:

2008

	Packaging products
	Boxboard	Containerboard	Specialty products	Sub-total	Tissue papers	Total
Carrying value of goodwill—Beginning of year	27	260	15	302	10	312
Impairment	(8)	—	—	(8)	—	(8)
Foreign currency translation and others	6	10	1	17	—	17
Carrying value of goodwill—End of year	25	270	16	311	10	321

2007

	Packaging products
	Boxboard	Containerboard	Specialty products	Sub-total	Tissue papers	Total
Carrying value of goodwill—Beginning of year	36	257	10	303	10	313
Goodwill resulting from business acquisitions and disposals	(6)	11	5	10	—	10
Foreign currency translation and others	(3)	(8)	—	(11)	—	(11)
Carrying value of goodwill—End of year	27	260	15	302	10	312

c)              Amortization of intangible and others assets amounted to $15 million for the year ended December 31, 2008 (2007—$13 million; 2006—$7 million). Amortization of financing costs is presented in interest expense.

The weighted average amortization period is as follows (in number of years):

Intangible assets
Customer relationships and client lists	16
Other finite-life intangible assets	12
Deferred charges	6
Start-up cost	6
Financing costs	6
Other	5

The estimated aggregate amount of amortization expense for other intangible assets and other assets in each of the next five years is as follows:

Years ending December 31,
2009	16
2010	14
2011	14
2012	13
2013	11

9. Long-term Debt

	Note	2008	2007
Revolving credit facility, weighted average rate of 2.54% as at December 31, 2008, maturing in 2011	(a)	427	553
Term credit facility, bearing interest at 2.54% as at December 31, 2008, maturing in 2012	(a)	100	100
7.25% Unsecured senior notes of US$672 million (2007—US$675 million), maturing in 2013	(b)	823	667
6.75% Unsecured senior notes of US$250 million (2007—US$250 million), maturing in 2013	(b)	306	247
Capital lease obligations	(e)	1	2
Other debts of subsidiaries		15	15
Other debts without recourse to the Company		47	2
		1,719	1,586
Less: Unamortized financing costs		11	12
Total long-term debt		1,708	1,574
Less:
Current portion of debts of subsidiaries		2	3
Current portion of debts without recourse to the Company	(f)	34	1
		36	4
		1,672	1,570

(a)        On December 29, 2006, in connection with the acquisition of the remaining outstanding common shares of Norampac, the Company completed the refinancing of its $875 million (including $325 million of Norampac) credit facility to provide for new $850 million credit facilities consisting of a $750 million secured revolving credit facility maturing in December 2011 and a $100 million secured term facility maturing in October 2012. The term facility can be reimbursed without penalty at the Company’s option any time prior to maturity. The Company’s obligations under the revolving credit facility and the term facility are secured by all inventory and receivables of the Company and its subsidiaries located in North America and by the property, plant and equipment of five of its mills.

On June 27, 2007, the Company amended its credit facility to add a new 12-month unsecured revolving credit facility in the amount of $100 million to provide additional availability of funds maturing in June 2008. On May 7, 2008, the Company amended its credit facility to extend its 12-month unsecured revolving credit facility in the amount of $100 million from June 2008 to June 2009 and to postpone the change of the required covenants until July 1, 2009. As at December 31, 2008 the unsecured credit facility was unused.

On February 13, 2009, the Company entered into an agreement to amend its existing bank credit agreement. Under the terms of the amendment the existing financial covenants, namely the maximum funded debt to capitalization ratio of 65% and the minimum interest coverage of 2.25x will remain unchanged until its maturity of the credit facility. As a result of the amendment, the interest rate applicable to borrowings outstanding was increased. The amendment also cancels the unsecured revolving credit facility in the amount of $100 million which was originally scheduled to terminate in June 2009.

As at December 31, 2008, accounts receivable and inventories totaling approximately $825 million (2007—$749 million) as well as property, plant and equipment totaling approximately $208 million (2007—$220 million) were pledged as collateral for the Company’s revolving credit facility.

(b)       As at December 31, 2008, the fair value of the unsecured senior notes and the capital lease obligations of the Company was estimated at $571 million (December 31, 2007—$856 million) based on the market value of the unsecured senior notes and on discounted future cash flows using interest rates available for issues with similar terms and average maturities.

In 2008, the Company purchased US$3 million of nominal value of its 7.25% Unsecured senior notes for an amount of US$1,7 million. These notes were not cancelled and are still outstanding as at December 31, 2008 but are held by the Company. The gain resulting from the difference between the nominal value and the amount paid has been recorded in earnings in reduction of the foreign exchange loss on long-term debt.

(c)        As at December 31, 2008, the long-term debt included amounts denominated in foreign currencies of US$1,035 million and €75 million (December 31, 2007—US$1,002 million and €58 million).

(d)       The estimated aggregate amounts of repayments on long-term debt, excluding capital lease obligations, premium on long-term debt and other debts, in each of the next five years are as follows:

Years ending December 31,
2009	35
2010	4
2011	431
2012	104
2013	1,133
Thereafter	5

(e)        As at December 31, 2008, future minimum payments under capital lease obligations is $1 million for the year ending December 31, 2009.

(f)          As at December 31, 2008, Reno De Medici S.p.A. (RdM) was not in compliance with certain contractual obligations under two loans signed in 2006 with its lenders. On February 12, 2009, the lenders agreed to waive RdM’s obligations as at December 31, 2008. RdM is currently in discussion with its lenders to resolve this matter for 2009 and for the years thereafter. As a result, the long-term debt in the amount of $32 million (€19 million) is presented in the current portion.

10. Other Liabilities

	Note	2008	2007
Employee future benefits	16(b)	124	110
Future income taxes	14(c)	199	228
Fair value of derivative financial liabilities		43	1
Legal settlement	4(d)	9	11
Non-controlling interest		22	25
Other		16	9
		413	384
Less: Current portion, included in accounts payable and accrued liabilities		36	7
Total other liabilities		377	377

11. Capital Stock

	Note	2008	2007
Common shares	(b),(d)	506	509
Adjustment relating to stock options and others	(c)	9	8
		515	517

a)            Capital risk management

Capital is defined as long-term debt, bank loans and advances net of cash and cash equivalents and shareholders’ equity which includes capital stock.

	2008	2007
Cash and cash equivalent	(11)	(25)
Bank loan and advances	104	47
Long-term debt, including current portion	1,708	1,574
	1,801	1,596
Shareholders’ equity	1,256	1,199
Total capital	3,057	2,795

The Company’s objectives when managing capital are:

•                  to safeguard the Company’s ability to continue as a going concern in order to provide returns to shareholders;

•                  to maintain an optimal capital structure and reduce the cost of capital;

•                  to make proper capital investments that are significant to ensure the Company remains competitive;

•                  to redeem common shares based on an annual redemption program.

The Company sets the amount of capital in proportion to risk. The Company manages its capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares and acquire or sell assets to improve its financial performance and flexibility.

The Company monitors capital on a monthly and quarterly basis based on different financial ratios and non-financial performance indicators. Also, the Company must conform to certain financial ratios under its various credit agreements. These are a maximum ratio of funded debt to capitalization of 65% and a minimum interest coverage ratio of 2.25x. The Company must also comply with a consolidated interest coverage ratio to incur additional debt. Funded debt is defined as liabilities as per the consolidated balance sheet, including guarantees and liens granted in respect of funded debt of another person but excluding other long-term liabilities, trade accounts payable, obligations under operating leases and other accrued obligations (2008—$1,714 million; 2007—$1,619 million). The capitalization ratio is calculated as “shareholders’ equity” as shown in consolidated balance sheet plus the funded debt. The interest coverage ratio is defined as EBITDA to interest expense. The EBITDA is defined as net income of the last four quarters plus interest expense, income taxes, amortization and depreciation, expense for stock options and dividends received from a person who is not a credit party (2008—$285 million; 2007—$310 million). Excluded from net income are share of results of equity investments and gains or losses from non-recurring items. Interest expense is calculated as interest and financial charges determined in accordance with Canadian GAAP plus any capitalized interest but excluding the amortization of deferred financing costs, upfront and financing costs and also unrealized gains or losses arising from hedging agreements. It also excludes any gains or losses on the translation of any long-

term debt denominated in a foreign currency. The consolidated interest coverage ratio to incur additional debt is calculated as defined in the senior notes indenture dated February 5, 2003.

As of December 31, 2008, the funded debt to capitalization ratio stood at 57.7% and the interest coverage ratio was at 2.95x. The Company is in compliance with the ratio requirements of its lenders which were successfully renegotiated on February 13, 2009 as described above. If cash is available, the Company will use it to reduce its revolving facility utilization.

The Company’s credit facility is subject to customary terms and conditions for loans of this nature, including limits on incurring additional indebtedness and granting liens or selling assets without the consent of the lenders.

The unsecured senior notes are subject to customary covenants restricting the Company’s ability to, among other things, incur additional debt, pay dividends and make other restricted payments as defined in the Indenture dated February 5, 2003.

On a regular basis, the Company meets with the rating agencies. On August 13, 2008, the credit rating related to the Company’s secured and unsecured debt and overall corporate rating was downgraded by Standard & Poor’s reflecting, in their view, the Company’s deteriorating financial risk profile and high leverage. Their outlook is negative. On October 6, 2008, Moody’s Investors Service revised its outlook to negative reflecting, in their view, the Company’s weakened credit protection metrics and liquidity position but did not change its rating. The downgrade from Standard & Poor’s did not have any effects on the Company’s credit agreement with respect to its covenants and interest rate margins.

The Company normally invests between $100 and $200 million yearly in purchases of property, plant and equipment. These amounts are carefully reviewed during the course of the year in relation to operating results and strategic actions approved by the Board. These investments, combined with annual maintenance, enhance the stability of the Company’s business units and improve cost competitiveness through new technology and improved process procedures.

The Company has an annual share redemption program in place to redeem its outstanding common shares when the market price is judged appropriate by management. In addition to limitations to the normal course issuer bid, the Company’s ability to redeem common shares is limited by its senior notes indenture.

b)           The authorized capital stock of the Company consists of an unlimited number of common shares, without nominal value, and an unlimited number of Class A and B shares issuable in series without nominal value. Over the past two years, the common shares have fluctuated as follows:

		2008		2007
	Note	Number of shares	$	Number of shares	$
Balance—Beginning of year		99,144,351	509	99,533,654	510
Shares issued on exercise of stock options	(c)	—	—	103,397	1
Redemption of common shares	(d)	(595,500)	(3)	(492,700)	(2)
Balance—End of year		98,548,851	506	99,144,351	509

c)            Under the terms of a share option plan adopted on December 15, 1998 for officers and key employees of the Company, 6,300,075 common shares have specifically reserved for issuance. Each option will expire at a date not to exceed 10 years following the grant date of the option. The exercise price of an option shall not be lower than the market value of the share at the date of grant, determined as the average of the closing price of the share on the Toronto Stock Exchange on the five trading days preceding the date of grant. The terms for exercising the options granted before December 31, 2003 are 25% of the number of shares under option within 12 months after the date of grant, and up to an additional 25% every 12 months after the first, second and third anniversary dates of grant. The terms for exercising the options granted in 2004 and thereafter are 25% of the number of shares under option within 12 months after the first anniversary date of grant, and up to an additional 25% every 12 months after the second, third and fourth anniversary dates of grant. Options cannot be exercised if the market value of the share is lower than its book value at the date of grant. The stock-based compensation cost related to these options amounted to $1 million (2007—$1.4 million; 2006—$1.4 million).

Changes in the number of options outstanding as at December 31 are as follows:

	2008		2007		2006
	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $
Beginning of year	2,459,056	11.28	2,315,391	11.14	2,115,167	11.03
Granted	539,384	7.81	422,068	11.83	417,416	11.49
Exercised	—	—	(103,397)	7.76	(131,229)	9.35
Forfeited	(94,934)	12.00	(175,006)	12.78	(85,963)	13.03
End of year	2,903,506	10.61	2,459,056	11.28	2,315,391	11.14
Options exercisable—End of year	31,496	8.29	31,496	8.29	1,426,071	10.47

The following options were outstanding as at December 31, 2008:

	Options outstanding		Options exercisable
Year granted	Number of options	Weighted average exercise price $	Number of options	Weighted average exercise price $	Expiration date
1999	284,415	8.49	1,770	12.29	2009
2000	29,726	8.05	29,726	8.05	2010
2001	272,011	6.82	—	—	2011
2002	179,171	13.24	—	—	2012
2003	207,449	13.04	—	—	2013
2004	315,190	13.01	—	—	2014
2005	310,696	12.73	—	—	2015
2006	372,294	11.49	—	—	2016
2007	400,161	11.83	—	—	2017
2008	532,393	7.81	—	—	2018
	2,903,506		31,496

The following assumptions were used to estimate the fair value, at the date of grant, of each option issued to employees:

	2008	2007	2006
Risk-free interest rate	4.1%	4.2%	4.5%
Expected dividend yield	2.14%	1.37%	1.46%
Expected life of options	6 years	6 years	6 years
Expected volatility	24%	24%	33%
Weighted average fair value of issued options	$1.73	$3.22	$3.65

d)           In 2008, in the normal course of business, the Company renewed its redemption program of a maximum of 4,946,517 common shares with the Toronto Stock Exchange, which shares represent approximately 5% of issued and outstanding common shares. The redemption authorization is valid from March 13, 2008 to March 12, 2009. In 2008, the Company redeemed 595,500 common shares under this program for a consideration of approximately $4 million (2007—$5 million; 2006—$4 million).

e)            The basic and diluted net earnings (loss) per common share are calculated as follows:

	2008	2007	2006
Net earnings (loss) available to common shareholders	(55.2)	94.8	3.3
Weighted average number of common shares	98.8	99.3	80.9
Dilution effect of stock options	—	—	0.1
Adjusted weighted average number of common shares	98.8	99.3	81.0
Basic and diluted net earnings (loss) per common share	(0.56)	0.95	0.04

In calculating diluted earnings per share for 2008, 2007 and 2006, stock options of 2,903,506, 2,429,330 and 1,636,110 respectively were excluded due to their antidilutive effect.

f)              The Company offers to its Canadian employees a share purchase plan of its common shares. Employees can contribute voluntarily up to a maximum of 5% of their salary and, if certain conditions are met, the Company will contribute to the plan 25% of the employee’s contribution.

The shares are purchased on the market on a predetermined date each month. For the year ended December 31, 2008, the Company’s contribution to the plan amounted to $0.7 million (2007—$0.7 million and 2006—$0.6 million).

g)           The Company has a Deferred Share Unit Plan for the benefit of its external directors allowing them to receive all or a portion of their annual compensation in the form of Deferred Share Units (DSUs). A DSU is a notional unit equivalent in value to the Company’s common share. Upon resignation from the Board of Directors, participants are entitled to receive the payment of their cumulated DSUs in the form of cash based on the average price of the Company’s common shares as traded on the open market during the five days before the date of the participant’s resignation.

The DSU expense and the related liability are recorded at the grant date. The liability is adjusted periodically to reflect any variation in the market value of the common shares. As at December 31, 2008, the Company had a total of 109,190 DSUs outstanding (2007—63,200), representing a long-term liability of $0.4 million (2007—$0.5 million).

12.  Losses (Gains) on Disposal and Other

a)  Other gains and losses are detailed as follows:

	Note	2008	2007	2006
Loss on a contribution to a joint venture	21	5	—	—
Losses (gains) on disposal of property, plant and equipment and other assets	12(b), (c), (d)	—	6	—
Legal settlement	12(e)	—	2	—
Gain on business disposal	5(d)	—	(25)	(4)
		5	(17)	(4)

(b) In May 1, 2007, the Company sold the building of its Toronto (Pickering) tissue converting facility, closed in 2005, for an amount of $7 million. The Company realized a gain of $1 million.

(c) In 2007, the Company completed the sale of its Red Rock linerboard mill located in Ontario which was indefinitely shut down. The agreement resulted in the Company paying the purchaser $10 million. An amount of $5 million has been paid in 2007 and the remaining $5 million is expected to be paid in 2009.

(d) In 2007, the Company sold an investment in a privately-held company affiliated to a related director for a cash consideration and a gain of $3 million.

(e) In 2007, the Company recorded a provision of $2 million as a settlement related to the action filed by ServiceCore, Inc.

13.  Impairment and Other Restructuring Costs

In 2008, the Company closed the operation of its Dopaco converting plant located in Bakersfield, California. The Company recorded a provision of $3 million. The Company announced the restructuring of its North American boxboard operations with its containerboard operations. As a result of this change the Company recorded a restructuring provision of $6 million. Following the temporary closure of the Toronto boxboard mill discussed above, the Company recorded a restructuring provision of $6 million. The Company also incurred restructuring costs in the amount of $3 million as a result of several costs reduction measures in its Tissue and Specialty Products Group as well as to its Larochette boxboard mill in France. The Company also recorded an impairment of $2 million on the property, plant and equipment of one waste paper recovery center of the Specialty Products Group that ceased operations.

The Company also recorded an additional provision of $5 million related to the pension plan settlement and other closure cost of its Containerboard Red Rock mill closed in 2006. The Company recorded an impairment charge of $4 million on the remaining value of the property, plant and equipment of this mill. This group also recorded an impairment charge of $1 million on equipment of the converting sector and a $1 million of restructuring cost in 2008.

In 2008, our joint-venture RdM, announced the definite closure of one machine at its Blendecques boxboard mill in France. This decision resulted in a closure and restructuring cost provision of $3 million and an impairment charge of $1 million. These amounts represent our share of the results of RdM.

As a result of the impairment test performed on its goodwill, the Company recorded an impairment charge of $8 million in 2008 related to the goodwill allocated to the boxboard manufacturing mills.

In 2007, the Company recorded closure and restructuring provisions relating to the permanent closure of its Red Rock containerboard mill. The Company also recorded an impairment charge on property, plant and equipment not in service in the Containerboard Group. The Company also recorded severance provisions following a restructuring program announced at its St-Jérôme, Québec, fine paper mill.

In 2006, the Company announced the permanent shut down of its specialty products board mill in France and of its converting boxboard plant in Montréal, Québec. The Company also ceased for an indefinite period the operation of the Red Rock, Ontario, containerboard mill, the Fjordcell pulp mill and Scierie Lemay sawmill in Québec, both of the Boxboard group.

a)  The impairment charges and closure and restructuring costs are detailed as follows:

	2008		2007		2006
	Impairment	Closure and restructuring costs	Impairment	Closure and restructuring costs	Impairment	Closure and restructuring costs
Boxboard-Toronto	—	6	—	—	—	—
Boxboard-Corporate	—	6	—	—	—	—
Boxboard-Montréal	—	—	—	—	—	1
Boxboard-Fjordcell	—	—	—	—	—	1
Boxboard-Dopaco (Bakersfield)	—	3	—	—	—	—
Boxboard-Europe (La Rochette)	—	1	—	—	—	—
Boxboard-RdM (Blendecques)	1	3	—	—	—	—
Boxboard-Goodwill (manufacturing)	8	—	—	—	—	—
Containerboard-Red Rock and others	5	6	3	5	40	12
Specialty products	2	1	—	1	—	3
Specialty products-board mill	—	—	—	—	7	3
Tissue	—	1	—	—	—	—
	16	27	3	6	47	20

b)  The following table shows the reconciliation of all closure and restructuring cost provisions. The balance as at December 31, 2008 is expected to be paid in 2009. It includes the provisions presented in discontinued operations:

	2008	2007	2006
Balance-Beginning of year	19	47	55
Additional provisions
Severance and pension liability	26	7	26
Writedown of inventories	—	4	(2)
Others	1	16	—
Non-monetary items
Writedown of inventories	—	(4)	2
Pension liability adjustments and others	—	(7)	(7)
Liability assumed from Norampac acquisition	—	—	8
Closure and restructuring cost payments	(24)	(44)	(35)
Balance-End of year	22	19	47

14.  Income Taxes

a)  The provision for (recovery of) income taxes is as follows:

	2008	2007	2006
Current	20	33	34
Future	(52)	(22)	(28)
	(32)	11	6

b)  The provision for income taxes based on the effective income tax rate differs from the provision for income taxes based on the combined basic rate for the following reasons:

	2008	2007	2006
Provision for (recovery of) income taxes based on the combined basic Canadian and provincial income tax rate	(35)	34	6
Adjustment for income taxes arising from the following:
Difference in statutory income tax rate of foreign operations	(2)	(9)	(4)
Unrecognized tax benefit arising from current losses	10	9	8
Non-taxable portion of foreign exchange gain on long-term debt	38	(10)	—
Permanent differences (1)	(32)	(1)	—
Permanent differences–others	(4)	—	—
Increase (decrease) in future income taxes resulting from a substantively enacted change in tax rates	—	(16)	(3)
Charges for calculation of temporary differences	—	2	—
Others	(7)	2	(1)
	3	(23)	—
Provision for (recovery of) income taxes	(32)	11	6

(1) The amount of $32 million for the ended December 31, 2008 represents the non taxable portion of the gain realized on the various transactions concluded in 2008 with respect mainly to foreign exchange derivatives contracts (see note 18).

c)  Future income taxes include the following items:

	2008	2007
Future income tax assets
Tax benefit arising from income tax losses	206	163
Employee future benefits	28	26
Unused tax credits and expenses on research not deducted	27	18
Others	25	20
Valuation allowance	(84)	(44)
	202	183
Future income tax liabilities
Property, plant and equipment	274	265
Foreign exchange gain on long-term debt	30	68
Employee future benefits	13	12
Other assets	46	45
Others	26	17
	389	407
Future income taxes	(187)	(224)
Future income taxes included in Accounts receivable	12	4
Future income taxes included in Other liabilities	(199)	(228)
	(187)	(224)

d)  The Company has accumulated losses for income tax purposes amounting to approximately $601 million which may be carried forward to reduce taxable income in future years. The future tax benefit resulting from the deferral of $378 million of these losses has been recognized in the accounts as a future income tax asset. Income tax losses as at December 31, 2008 are detailed as follows:

	Unrecognized tax losses	Recognized tax losses	Total tax losses	Maturity
Canada	—	11	11	2010
	—	18	18	2014
	—	42	42	2015
	—	23	23	2026
	—	30	30	2027
	—	62	62	2028
United States	2	—	2	2012
	2	5	7	2018
	2	16	18	2019
	2	7	9	2020
	—	8	8	2021
	—	5	5	2022
	—	8	8	2023
Europe	215	143	358	Indefinitely
	223	378	601

15.  Additional Information

a)  Changes in non-cash working capital components are detailed as follows:

	2008	2007	2006
Accounts receivable	14	(47)	(13)
Inventories	10	(47)	10
Accounts payable and accrued liabilities	(55)	5	38
	(31)	(89)	35

b)  Additional information

	2008	2007	2006
Interest paid	97	108	80
Income taxes paid	22	21	10

16.  Employee Future Benefits

a)  The expense for employee future benefits as at December 31 is as follows:

	2008		2007
	Pension plans	Other plans	Pension plans	Other Plans
Current service costs	13	3	13	3
Interest cost	34	5	37	6
Past service costs	2	—	2	1
Actual return on plan assets	91	—	(19)	—
Actuarial losses on accrued benefit obligation	(100)	(18)	(16)	(6)
Curtailment and settlement	6	(3)	(5)	—
Others	4	3	(2)	(1)
Benefit costs before adjustments to recognize long-term nature of employee future benefit costs	50	(10)	10	3
Difference between expected return and actual return on plan assets for the year	(133)	—	(26)	—
Difference between actuarial loss for the year and actuarial loss on accrued benefit obligation for the year	101	17	17	6
Difference between amortization of past service costs and actual plan amendments for the year	—	—	(1)	(1)
Others	(4)	(3)	3	1
Adjustments to recognize long-term nature of employee future benefit costs	(36)	14	(7)	6
Recognized costs for defined benefit pension plans	14	4	3	9
Recognized costs for defined contribution pension plans	21	—	21	—
Total expense for employee future benefits	35	4	24	9

Total cash payments for employee future benefits for 2008, consisting of cash contributed by the Company to its funded pension plans, including its defined contribution plans, and cash payments made directly to beneficiaries for its unfunded other benefit plans, including its collective RRSPs, amount to $59 million (2007—$67 million). Total estimated cash payments for employee future benefits are $60 million for 2009.

b)  The funded status of the defined benefit plans and the other complementary retirement benefit plans and post-employment benefit plans as at December 31 are as follows:

	2008		2007
	Pension plans	Other plans	Pension plans	Other Plans
Accrued benefit obligation
Beginning of year	629	110	780	112
Current service costs	13	3	13	3
Interest cost	34	5	37	6
Employees’ contributions	4	—	4	—
Actuarial losses	(100)	(18)	(16)	(6)
Benefits paid	(40)	(7)	(33)	(5)
Business acquisitions, disposals and closures	(56)	(4)	(154)	—
Past service costs	2	—	2	1
Others	7	3	(4)	(1)
End of year	493	92	629	110
Plan assets
Beginning of year	626	—	753	—
Actual return on plan assets	(91)	—	19	—
Employer’s contributions	31	7	41	5
Employees’ contributions	4	—	4	—
Benefits paid	(40)	(7)	(33)	(5)
Business acquisitions, disposals and closures	(57)	—	(155)	—
Others	3	—	(3)	—
End of year	476	—	626	—
Reconciliation of funded status
Fair value of plan assets	476	—	626	—
Accrued benefit obligation	493	92	629	110
Funded status of plan—deficit	(17)	(92)	(3)	(110)
Unrecognized net actuarial loss	81	(14)	42	1
Unamortized transitional balance	(2)	(1)	(2)	(1)
Unamortized past service costs	20	4	19	3
Others	(5)	(1)	4	1
Accrued benefit asset (liability)—End of year	77	(104)	60	(106)

The net amount recognized on the balance sheet as at December 31 is detailed as follows:

	2008			2007
	Pension plans	Other plans	Total	Pension plans	Other plans	Total
Employee future benefit asset, included in Other assets	97	—	97	68	—	68
Employee future benefit liability, included in Other liabilities	(20)	(104)	(124)	(4)	(106)	(110)
Employee future benefit liability, included in Accounts payable and accrued liabilities	—	—	—	(4)	—	(4)
	77	(104)	(27)	60	(106)	(46)

c)  The following amounts relate to plans that are not fully funded as at December 31:

	2008		2007
	Pension plans	Other plans	Pension plans	Other Plans
Fair value of plan assets	217	—	117	—
Accrued benefit obligation	(268)	(92)	(160)	(110)
Funded deficit	(51)	(92)	(43)	(110)

d)  The main actuarial assumptions adopted in measuring the accrued benefit obligation and expenses as at December 31 are as follows:

	2008		2007
	Pension plans	Other plans	Pension plans	Other Plans
Accrued benefit obligation as at December 31
Discount rate	7.50%	7.50%	5.50%	5.50%
Rate of compensation increase	2.50 to 3.75%	2.25 to 3.90%	2.00 to 3.75%	2.00 to 5.00%
Benefit costs for years ended December 31
Discount rate	5.50%	5.50%	5.25%	5.25%
Expected long-term return on assets	7.00%	—	7.00%	—
Rate of compensation increase	2.00 to 3.75%	2.00 to 3.75%	2.00 to 5.00%	2.25 to 3.50%
Assumed health care cost trend rates at December 31
Rate increase in health care costs		9.20 to 10.00%		5.60 to 9.50%
Cost trend rates decline to		5.00%		4.30 to 5.00%
Year the rate should stabilize		2018		2015

e)  Assumed rate increases in health care costs have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects for 2008:

	Increase of 1%	Decrease of 1%
Current service costs and interest cost	0.7	(0.1)
Accrued benefit obligation—End of year	2.5	(2.3)

f)   The plan assets allocation and investment target allocation as at December 31 are detailed as follows:

	2008	2007
Plan assets allocation
Money market	3%	3%
Debt securities	39%	43%
Equity securities	58%	54%
Total	100%	100%

The plan assets do not include shares or debt securities of the Company. Annual benefit annuities, of an approximate value of $3 million, are pledged by insurance contracts established by the Company.

	2008	2007
Investment target allocation
Money market or others	6%	4%
Debt securities	43%	42%
Equity securities	51%	54%
Total	100%	100%

Target allocation is established so as to maximize return while considering an acceptable level of risk in order to meet the plan obligations on a long-term basis.

Investment objectives for the plan assets are the following: optimizing return while considering an acceptable level of risk, maintaining an adequate diversification, controlling the risk according to different asset categories, and maintaining a long-term objective of return on investments.

Investment guidance is established for each investment manager. It includes parameters that must be followed by managers and presents criteria for diversification, non-eligible assets and minimum quality of investments as well as for return objectives. Unless indicated otherwise, the managers cannot use any derivative product or invest more than 10% of their assets in one particular security.

g)  Estimated future benefit payments

Future benefit payments for defined benefit pension plans and other post-employment benefits, taking into consideration future participation, are estimated as follows:

	Pension plans	Other plans
Years ending December 31,
2009	49	6
2010	34	6
2011	34	6
2012	35	7
2013	36	7
2014-2018	198	43

17.  Commitments and Contingencies

a)  Future minimum payments under operating leases and other commercial commitments (mainly composed of raw materials, natural gas, steam and electricity) are as follows:

	Operating leases	Other commercial commitments
Years ending December 31,
2009	42	130
2010	35	69
2011	27	41
2012	20	24
2013	14	17
Thereafter	37	66

b)  The Company has guaranteed the payment of approximately $1 million under operating leases held by third parties. These guarantees are not likely to be called and, therefore, no liability has been recognized in the consolidated financial statements.

In addition, the Company has guaranteed the debt of one of its joint ventures. The maximum amount guaranteed is US$0.5 million (2007—US$1.5 million). As at December 31, 2008, the debt of this joint venture, guaranteed by the Company, amounts to US$0.5 million (2007—US$0.9 million). This guarantee is not likely to be called and, as a result, no liability has been recognized in the consolidated financial statements.

c)  In the normal course of operations, the Company is party to various legal actions and contingencies, mostly related to contract disputes, environmental and product warranty claims, and labour issues. While the final outcome with respect to legal actions outstanding or pending as at December 31, 2008 cannot be predicted with certainty, it is management’s opinion that the outcome will not have a material adverse effect on the Company’s consolidated financial position, results of its operations or its cash flows.

d)  The Company is currently working with representatives of the Ontario Ministry of the Environment (MOE)—Northern Region regarding its potential responsibility for an environmental impact identified at its former Thunder Bay facility (the “Mill”). The MOE has requested that the Company look into a management site plan relating to the sediment quality adjacent to the Mill’s lagoon. Several meetings have been held during the year with the MOE and the other potentially responsible party (“PRP”), and a study on the sediment quality and potential remediation options has commenced. It is not possible at this time to estimate the Company’s obligation because of the uncertainty surrounding the extent of the environmental impact, the portion to be shared with the PRP, the potential remediation alternatives and the concurrence of the MOE.

18.  Financial Instruments

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of the financial market and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments to hedge certain risk exposures.

Risk management is carried out by a central treasury department and management committee acting under policies approved by the Board of Directors. They identify, evaluate and hedge financial risks in close cooperation with the business units. The board provides guidance for overall risk management, covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

a)  Market risk

(i) Currency risk

The Company operates internationally and is exposed to foreign exchange risks arising from various currencies as a result of its export of goods produced in Canada, the United States, France and Germany. These risks are partially covered by purchases, debt and forward exchange contracts. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations.

Management has implemented a policy to manage foreign exchange risk against its functional currency. The Company manages the foreign exchange exposure by entering into various foreign exchange forward contracts and currency option instruments related to anticipated sales, purchases, interest expense and repayment of long-term debt. The Company may designate these foreign exchange forward contracts as a cash flow hedge of future anticipated sales, purchases, interest expense and repayment of long-term debt denominated in foreign currencies. Gains or losses from these derivative financial instruments designated as hedges are recorded in accumulated other comprehensive income net of related income taxes and are reclassified to earnings as adjustments to sales, cost of sales, interest expense or foreign exchange on long term-debt in the same period as the respective hedged item affects earnings.

The Company’s risk management policy is to hedge up to 50% of anticipated cash flows (mainly export sales and purchases of raw materials) in each major foreign currency for the subsequent 12 months. However, the policy enable the Company to increase the hedge to 90% for a certain period or to allow the hedge period up to 36 months. In 2008, approximately 26% of sales from our Canadian operations were made to the United States and 20% of sales from European operations (excluding Sweden and Italia) were made in countries in a currency other than the euro. Our operation in Sweden is also exposed to currency risk, mainly the euro and the British pound (GBP). The total sales of 2008 from this operation impacted by euro or GBP were approximately $44 million.

The following table summarizes the Company’s commitments to buy and sell foreign currencies as at December 31, 2008 and 2007:

2008	Exchange rate	Maturity	Notional amount (in millions)	Fair value (in millions)
Buy contracts:
Foreign exchange forward contracts (US$for CAN$)(1)	1.1740	February 15, 2013	US$385	4.6
Foreign exchange forward contracts (US$for CAN$)(1)	1.1340	May 31, 2013	US$125	5.8
Foreign exchange forward contracts (US$for CAN$)	1.1041	0 to 12 months	US$4.3	0.4
Buy options (2):
Currency option instruments (US$for CAN$)	1.0110	February 15, 2013	US$12.5	2.2
Sell options:
Currency option instruments (US$for CAN$)	1.0115	February 14, 2013	US$25	(2.4)
Sell contracts:
Foreign exchange forward contracts (US$for CAN$)	1.1474	0 to 12 months	US$78	(5.1)
Foreign exchange forward contracts (US$for CAN$)	1.2433	13 to 24 months	US$13	0.4
Foreign exchange forward contracts (US$for €)	0.7613	0 to 12 months	US$0.2	—
Foreign exchange forward contracts (GBP for SEK)	12.5354	0 to 12 months	GBP2.3	0.4
Foreign exchange forward contracts (€ for SEK)	9.8164	0 to 12 months	€6.6	(1.2)
Foreign exchange forward contracts (GBP for €)	1.1285	0 to 12 months	GBP1.2	0.2
Foreign exchange forward contracts (€ for CAN)	1.6202	0 to 12 months	€0.5	—
Buy options:
Currency option instruments (US$for CAN$)	1.0785	0 to 12 months	US$36.0	(10.0)
Currency option instruments (US$for CAN$)	1.2585	13 to 24 months	US$20	(2.8)
Currency option instruments (US$for €)	0.7171	0 to12 months	US$0.9	—
Currency option instruments (GBP$for €)	1.1165	0 to12 months	GBP0.1	—
Sell options (2):
Currency option instruments (US$for CAN$)	1.0767	0 to 12 months	US$9	(1.5)

(1)    On July 1, 2008, the Company designated as cash flow hedges of repayment of long-term denominated in US dollars foreign exchange forward contracts amounting to US$850 million. In October 2008, the Company terminated, prior to maturity, foreign exchange forward contracts amounting to US$837.5 million for net cash proceeds of approximately $150 million. As these contracts were designated, as cash flow hedges, their fair value increment is recorded under “Accumulated Other Comprehensive Income (Loss)” and will be recognized in earnings mostly in 2013. Currently with the termination of these instruments, the Company entered into new foreign exchange forward contracts.

(2)   Instruments not designated as hedges.

2007	Exchange rate	Maturity	Notional amount (in millions)	Fair value (in millions)
Buy contracts:
Foreign exchange forward contracts (US$for CAN$) (1)	0.9911	February 15, 2013	US$600	6.0
Foreign exchange forward contracts (US$for CAN$) (1)	0.9539	May 31, 2013	US$250	9.1
Sell options (2):
Currency option instruments (US$for CAN$)	1.0115	February 15, 2013	US$50	(2.0)
Sell contracts:
Foreign exchange forward contracts (US$for CAN$)	1.0616	0 to 12 months	US$29.5	2.1
Foreign exchange forward contracts (US$for €)	0.6808	0 to 12 months	US$14.8	—
Foreign exchange forward contracts (GBP for SEK)	13.632	0 to 12 months	GBP1.8	0.2
Foreign exchange forward contracts (€ for SEK)	9.33	0 to 12 months	€5	(0.1)
Foreign exchange forward contracts (GBP for €)	2.7335	0 to 12 months	GBP0.012	—
Buy options(2):	Strike rate
Currency option instruments (US$for CAN$)	1.00 to 1.1830	0 to 12 months	US$33.5	3.0
Currency option instruments (US$for CAN$)	1.00	13 to 24 months	US$3.0	—
Currency option instruments (US$for €)	0.7179	0 to 12 months	US$2.2	(0.1)
Sell options (2):
Currency option instruments (US$for CAN$)	1.08 to 1.10	0 to 12 months	US$15	(0.2)

(1)   In 2007, the Company entered into foreign exchange forward contracts and option agreements not designated as hedges. These contracts and agreements, maturing in 2013, have been contracted to fix the currency rate at a weighted average rate of US$0.9813/CAN$on a notional amount of US$850 million.

(2)   Instruments not designated as hedges.

In 2008, if the Canadian dollar had strengthened by $0.01 against the U.S. dollar on average for the year with all other variables held constant, the operating income before depreciation for the year would have been approximately $4 million lower, based on the net exposure of the total U.S. sales less U.S. purchases of the Company’s Canadian operations and the operating income before depreciation of the Company’s U.S. operations but excluding the effect of this change on the denominated working capital components. The interest expense would have been approximately $0.7 million lower arising mainly from the Company’s U.S. dollar denominated unsecured senior notes.

In 2008, if the Canadian dollar had strengthened by $0.01 against the euro with all other variables held constant, the operating income before depreciation for the year would not have changed following the translation of the Company’s European operations operating income.

Risk of currency on translation of self-sustaining foreign subsidiaries

The Company has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. The Company may designate part of its long-term debt denominated in foreign currencies as a hedge of the net investment in self-sustaining foreign subsidiaries. Gains or losses resulting from the translation to Canadian dollars of long-term debt denominated in foreign currencies and designated as net investment hedges are recorded in accumulated other comprehensive income net of related income taxes.

The table below shows the effect on consolidated equity of a 10% change in the value of the Canadian dollar against the US dollar and the Euro as at December 31. The calculation includes the effect of currency hedge of net investment in US foreign entities and assumes that no changes occurs other than a single currency exchange rate movement.

The exposures used in the calculations are the foreign currency denominated equity and the hedging level as a December 31, with the hedging instruments being the long-term debt denominated in U.S. dollar.

Consolidated Shareholder’s equity: Currency effect before tax of a 10% movement.

	2008			2007
In millions of Canadian dollars	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact
10% change in the CAN/US rate	67	50	17	60	60	—
10% change in the CAN/Euro rate	19	—	19	9	—	9

(ii) Price risk

The Company is exposed to commodity price risk on old corrugated containers, electricity and natural gas. The Company uses derivative commodity contracts to help manage its production costs. The Company may designate these derivatives as cash flow hedges of anticipated purchases of raw material, natural gas and electricity. Gains or losses from these derivative financial instruments designated as hedges are recorded in accumulated other comprehensive income net of related income taxes and are reclassified to earnings as adjustments to cost of sales in the same period as the respective hedged item affects earnings.

The fair value of these contracts is as follows:

	2008
	Quantity	Maturity	Fair value
Old corrugated containers(1)	141,000 s.t.	2009 to 2011	(10.8)
Sorted office papers	10,800 s.t.	2009 to 2010	(0.2)
Electricity	209,364 MWh	2009 to 2011	(3.4)
Natural gas:
Canadian portfolio	2,507,000 GJ	2009 to 2012	0.7
U.S. porfolio	3,710,500 mmBtu	2009 to 2013	(8.3)

	2007
	Quantity	Maturity	Fair value
Old corrugated containers(2)	83,500 s.t.	2008	2.3
Electricity	79,344 MWh	2008	0.2
Natural gas:
Canadian portfolio	5,115,000 GJ	2008 to 2012	4.6
U.S. porfolio	3,951,700 mmBtu	2008 to 2011	2.0

(1)   These instruments are not designated as hedges and exclude linerboard/old corrugated containers spread of $57,000 s.t. with a fair value of $(1.5) million use for sales price risk and purchase of lineboard.

(2)   These instruments are not designated as hedges.

The table below shows the effect of changes in the price of old corrugated containers, electricity and natural gas as at December 31. The calculation includes the effect of price hedge of these commodities and assumes that no changes occur other than a single change in price.

The exposures used in the calculations are the commodity consumption and the hedging level as at December 31, with the hedging instruments being derivatives commodity contracts. It excludes commodity consumption of RdM.

Consolidated commodity consumption: Price changes effect before tax.

	2008			2007
In millions of Canadian dollars(1)	Before hedges	Hedges	Net impact	Before hedges	Hedges	Net impact
US 15$/s.t. change in recycle paper price	41	3	38	41	2	39
US 30$/s.t. change in commercial pulp price	7	—	7	7	—	7
US 1$/mmBTU. change in natural gas price	13	8	5	16	11	5
US 1$/MWh change in electricity	3	—	3	3	—	3

(1)   Sensitivity calculated with an exchange rate of $CAN/$US 1.25 for 2007 and 2008.

(iii) Cash flow and fair value interest rate risk

As the Company has no significant interest-bearing assets, its earnings and operating cash flows are substantially independent of change in market interest rates.

The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk. Borrowings issued at fixed rate expose the Company to fair value interest rate risk.

When appropriate, the Company analyzes its interest rate risk exposure. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on earnings of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions. Based on the long-term debt as at December 31, 2008, the impact on interest expense of a 1% change in rate would be approximately $5.3 million (impact on net earnings is approximately $3.7 million).

As at December 31, 2008, approximately 31% (2007—42%) of the Company’s long-term debt was at variable rates.

In addition, the Company holds one interest rate swap agreement not designated as a hedge. This agreement, maturing in 2012, has been contracted to fix interest rate of 9.47% on a notional amount of US$2.1 million. As at December 31, 2008, this agreement is recorded as a liability at its fair value of $0.6 million (2007—$0.4 million).

The Company enters into fixed-to-floating interest rate swaps to hedge the fair value interest rate risk arising from the unsecured senior notes. In April 2004, the Company entered into interest rate swap agreements for a notional amount of $50 million, maturing in 2013. These agreements are designated as hedges of the change in fair value of an equivalent portion of the Company’s 6.75% Unsecured senior notes. Gains or losses from these derivative financial instruments are recorded in earnings as interest expense. However, a corresponding amount is recorded as an adjustment to the carrying value of the 6.75% Unsecured senior notes. This amount is presented in other debt. Accordingly, the interest rate changed from a fixed rate of 6.75% to an average floating rate paid in 2008 of 6.40% (2007—6.89%) on a notional amount of US$50 million. As at December 31, 2008, the fair value of these instruments represented an unrealized gain of $2 million (2007—unrealized loss of $0.3 million).

(iv) The loss (gain) on derivatives financial instruments is as follows:

	2008	2007	2006
Unrealized loss (gain) on derivative financial instruments	27	—	(5)
Realized loss (gain) on derivative financial instruments	1	(6)	2
	28	(6)	(3)

b) Credit risk

Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions. The Company reduces this risk by dealing with creditworthy financial institutions.

The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce this risk, the Company’s credit policies include the analysis of the financial position of its customers and the regular review of their credit limits. In addition, the Company believes there is no particular concentration of credit risks due to the geographic diversity of customers and the procedures for the management of commercial risks. Derivative financial instruments include an element of credit risk should the counterparty be unable to meet its obligations.

Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for doubtful accounts. An allowance for doubtful accounts of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. Each trade account receivable balance is evaluated separately to identify impairment. The amount of the allowance for doubtful accounts is the difference between the asset’s carrying amount and the present value of estimated cash flows. The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recorded in the consolidated statement of earnings within “selling and administrative expenses”. When a trade receivable is uncollectible, it is written off against the allowance for doubtful account. Subsequent recoveries of amounts previously written off are credited against “selling and administrative expenses” in the consolidated statement of earnings.

As at December 31, 2008, approximately 11% of trade receivable is outstanding for more than 90 days from the date of invoice, while approximately 49.3% is current (less than 30 days) excluding RdM.

For RdM, approximately 22% of trade receivables are outstanding for more than 90 days from the date of invoice, while approximately 78% are current (as terms of payment).

c) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2008:

2008

	Carrying amount	Contractual cash flows	Less than one year	Between one and two years	Between two and five years	More than five years
	$	$	$	$	$	$
Non-derivative financial liabilities:
Bank loans and advances	104	104	104	—	—	—
Accounts payable and accrued liabilities	586	586	586	—	—	—
Revolving credit facility	427	484	19	19	446	—
Term credit facility	100	118	5	5	108	—
Unsecured senior notes	1,129	1,468	81	81	1,306	—
Capital lease obligations	1	1	1	—	—	—
Other debts of subsidiaries	15	9	2	1	2	4
Other debts without recourse to the Company	47	47	34	4	9	—
Legal settlement	9	9	3	3	3	—
Derivative instrument financial liabilities	43	43	31	9	3	—
	2,461	2,869	866	122	1,877	4

As at December 31, 2008, the Company had unused credit facilities of $307 million, net of outstanding letters of credit of $37 million (December 31, 2007—$293 million). The 2008 unused amount excludes the unsecured revolving credit facility of $100 million cancelled on February 13, 2009. The payment between two and five years include the maturity of our revolving and term credit facilities of December 2011 and October 2012 and of our Unsecured senior notes in February and June 2013.

2007

	Carrying amount	Contractual cash flows	Less than one year	Between one and two years	Between two and five years	More than five years
	$	$	$	$	$	$
Non-derivative financial liabilities:
Bank loans and advances	47	47	47	—	—	—
Accounts payable and accrued liabilities	572	572	572	—	—	—
Revolving credit facility	553	676	31	31	614	—
Term credit facility	100	128	6	6	116	—
Unsecured senior notes	914	1,254	66	66	195	927
Capital lease obligations	2	2	2	—	—	—
Other debts	17	11	2	3	2	4
Legal settlement	11	12	3	3	6	—
Derivative instrument financial liabilities	1	1	—	1	—	—
	2,217	2,703	729	110	933	931

As at December 31, 2007, the Company had unused credit facilities of $293 million, net of outstanding letters of credit of $34 million (December 31, 2006—$295 million). The 2007 unused amount includes the unsecured revolving credit facility of $100 million maturing in June 2008.

19. Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss)

a)

	2008	2007
Foreign currency translation of self-sustaining foreign subsidiaries, net of hedging activities and net of related income tax of $42 million (2007—$40 million)	141	(49)
Unrealized gains arising from foreign exchange forward contracts designated as cash flow hedges, net of related income taxes of $25 million (2007—$(1.7) million)	(57)	4
Unrealized gains arising from interest rate swap agreements designated as cash flow hedges net of related income tax of $1.5 million (2007—$0.2 million)	(2)	—
Unrealized gains arising from commodity derivative financial instruments designated as cash flow hedges, net of related income taxes of $(3) million (2007—$(1) million)	3	2
	85	(43)

b) Change in foreign currency translation of self-sustaining foreign subsidiaries is as follows:

	2008	2007	2006
Balance—Beginning of year	(49)	(9)	(36)
Effect of changes in exchange rates during the year:
On net investment in self-sustaining foreign subsidiaries	176	(136)	23
On certain long-term debt denominated in foreign currencies designated as a hedge of net investments in self-sustaining foreign subsidiaries	17	116	1
Future income taxes on designated long-term debt	(3)	(20)	—
Others	—	—	3
Balance—End of year	141	(49)	(9)

20. Related Party Transactions

The Company entered into the following transactions with related parties:

	2008	2007	2006
Joint ventures(1)
Sales	30	23	34
Revenue from services	5	4	12
Purchases	7	2	30
Significantly influenced companies
Sales	74	62	35
Purchases	45	38	23
Entity controlled by a related director of the Company(2)
Purchases	—	5	7

(1)  Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.

(2)  Since November 2007, this entity is no longer controlled by a related director of the Company.

These transactions occurred in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

The balance sheets as at December 31 included the following balances with related parties:

	2008	2007
Joint ventures(1)
Accounts receivable	6	3
Accounts payable	2	2
Significantly influenced companies
Accounts receivable	5	6
Accounts payable	3	3

(1)  Represent the portion of transactions or balances not eliminated upon proportionate consolidation of the joint ventures.

21. Interests in Joint Ventures

a)     On March 1, 2008, Reno De Medici S.p.A. (“RdM”), a public company based in Milan, Italy, and the Company completed a transaction relating to the combination of RdM and the European recycled cartonboard business of Cascades S.A. The transaction resulted in the Company contributing its manufacturing assets of recycled boxboard located in Blendecques, France, and Arnsberg, Germany, and its sheeting center in Wednesbury, U.K., having a net book value of $92 million (€62 million) in exchange for 115.6 million or 30.6% of the outstanding shares of RdM representing a contribution of $81 million (€54 million) and a cash consideration adjustment of $3.7 million (€2.4 million). As of the date of transaction, the Company’s share of the cash and cash equivalents owned by RdM, net of the cash transferred from its assets, amounted to $5.2 million (€3 million). The Company’s investment in RdM is proportionally consolidated since that date as the Company and a group of current shareholders have joint control of RdM. The Company recorded a loss of $5 million on this transaction. In addition the Company acquired, on the open market, 9.6 million shares of RdM representing 2.6% of the outstanding shares for a cash consideration of $4.2 million (€2.7 million). The interests in joint ventures include, in 2008, our share of the balance sheet, results and cash flow information of RdM since March 1, 2008.

b)    The major components of the interests in joint ventures in the consolidated financial statements are as follows:

	2008	2007	2006
Consolidated balance sheets
Current assets	148	25	33
Long-term assets	169	27	33
Current liabilities	144	10	9
Long-term debt, net	12	1	2
Cash and cash equivalents at end of year	5	3	5
Total assets	317	52	66
Total debt(1)	85	4	4
Consolidated statements of earnings
Sales	308	86	757
Depreciation and amortization	12	3	33
Operating income	7	11	89
Financial expenses	4	—	14
Net earnings (loss)	(9)	9	25
Consolidated statements of cash flows
Operating activities	(3)	4	60
Investing activities	2	(6)	(26)
Financing activities	2	—	(30)
Additional information
Dividends received by the Company from joint ventures	5	5	22

(1)  Includes bank loans and advances, current portion of long-term debt, and long-term debt.

22. Summary of Differences Between Canadian and United States Generally Accepted Accounting Principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP which differs in certain respects from United States generally accepted accounting principles (“U.S. GAAP”). Such differences, as they relate to the Company, are summarized below.

1  Recent Accounting Pronouncements

1.1      Effective December 31, 2006, the Company adopted SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”. This standard requires an employer to (i) recognize the overfunded or underfunded status of a defined benefit plan as an asset or liability with changes in that funded status recognized through comprehensive income; and (ii) measure the funded status of a plan as of the year-end date. The impact of adopting SFAS 158 effective December 31, 2006 is summarized in the table below. In accordance with the transition provision of the standard, prior period financial statements were not restated.

	Before applying SFAS 158	Incremental effect of applying SFAS 158	After applying SFAS 158
Other assets, intangible assets and goodwill	632	(13)	619
Other liabilities	165	21	186
Future income taxes	295	(12)	283
Accumulated other comprehensive income	(18)	(22)	(40)

1.2      In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, and therefore does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). In February 2008, the FASB amended SFAS No. 157 to exclude leasing transactions and to delay the effective date by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of SFAS 157 as it relates to the Company’s financial assets and liabilities, effective as of January 1, 2008, did not have an impact on its results of operations or financial position.

SFAS No. 157 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three levels. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is available and significant to the fair value measurement. SFAS No. 157 establishes and prioritizes three levels of inputs that may be used to measure fair value:

•      Level 1—Quoted prices in active markets for identical assets or liabilities.

•      Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•      Level 3—Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s financial assets and financial liabilities measured at fair value on a recurring basis as of December 31, 2008, in accordance with SFAS No. 157 and indicates the fair value hierarchy of our valuation techniques to determine such fair value.

Fair value measurement at reporting date using:

Derivative financial instruments	December 31, 2008		Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)		Significant unobservable inputs (Level 3)
Assets
Held for trading investment in shares	2	(*)	2
Fair value of derivative financial assets	13		—	13	(**)	—
Total	15		2	13		—
Liabilities
Fair value of derivative financial liabilities	43		—	43	(**)	—
Total	43		—	43		—

(*)     The Company owns an investment in Junex, a company quoted on a Canadian stock market.

(**)  Derivative financial instruments include foreign exchange options and old corrugated containers, electricity and natural gas contracts. Fair value measurements for the Company’s derivatives are classified under Level 2 because such measurements are determined using published market prices or estimated based on observable inputs such as interest rates, yield curves, spot and future exchange rates.

1.3      In February 2007, the FASB published SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”. This standard permits entities to choose to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. This new standard will be effective for fiscal years beginning after November 15, 2007. The company chose not to make this fair value accounting election for any of its financial assets and liabilities. Accordingly, any financial assets and liabilities within the scope of SFAS 159 will continue to be carried at their historical amortized cost basis, adjusted for other than temporary impairments in value. As a result, the adoption of SFAS 159, effective as of January 1, 2008, did not have an impact on the Company’s results of operations or financial position.

1.4      In May 2008, the FASB issued Statement No. 162, “Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with US GAAP. SFAS 162 is effective on November 16, 2008, 60 days following the Securities and Exchange Commission’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411 on September 16, 2008, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” As a result, the adoption of SFAS 162, effective as of January 1, 2008, did not have an impact on the Company’s results of operations or financial position.

1.5      On October 10, 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, which clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP 157-3 became effective on October 10, 2008, and its adoption did not have a material impact on the Company’s financial position or results of operations.

2  Reconciliation to United States generally accepted accounting principles (U.S. GAAP)

The following summary sets out the material adjustments to the Company’s reported net earnings (loss), shareholders’ equity and balance sheet which would be made in order to reconcile to U.S. GAAP. It also sets out a statement of changes in shareholders’ equity under U.S. GAAP.

2.1                 Reconciliation of net earnings (loss)

	Note	2008	2007	2006
Net earnings (loss) under Canadian GAAP		(55)	95	3
U.S. GAAP adjustments:
Start-up costs	(a)	3	—	1
Investment tax credit	(b)	(1)	—	—
Gain realized on formation of Norampac	(c)	—	(4)	(5)
Change in fair value arising from foreign exchange forward contracts	(d)	—	—	(2)
Change in fair value arising from commodity derivative financial instruments	(d)	1	—	(3)
Inventory costs	(e)	(1)	6	—
Employee future benefits	(f)	(1)	(2)	(1)
Excess of redemption price of Class B preferred shares on their paid-up capital	(g)	—	(1)	(1)
Tax effect on U.S. GAAP adjustments		5	(4)	4
Net earnings (loss) under U.S. GAAP		(49)	90	(4)
Net earnings (loss) under U.S. GAAP from continuing operations		(67)	109	12
Net earnings (loss) under U.S. GAAP from discontinued operations		18	(19)	(16)
		(49)	90	(4)
Basic net earnings (loss) under U.S. GAAP from continuing operations per common share		(0.67)	1.10	0.15
Basic and diluted net earnings (loss) under U.S. GAAP per common share		(0.49)	0.91	(0.05)

2.2                 Statement of changes in shareholders’ equity under U.S. GAAP

	2008		2007		2006
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount
		$		$		$
Common stock
Balance—Beginning of year	99,144,351	502	99,533,654	503	80,818,540	259
Shares issued	—	—	—	—	18,868,585	250
Shares issued on exercise of stock options	—	—	103,397	1	131,229	2
Redemption of common shares	(595,500)	(3)	(492,700)	(2)	(284,700)	(1)
Share issue costs, net of related income taxes	—	—	—	—	—	(7)
Balance—End of year	98,548,851	499	99,144,351	502	99,533,654	503
Adjustment relating to stock options
Balance—Beginning of year		11		10		8
Adjustment for the year		1		1		2
Balance—End of year		12		11		10
Retained earnings
Balance—Beginning of year		762		691		711
Net earnings (loss) for the year		(49)		90		(4)
Dividend on common shares		(16)		(16)		(13)
Excess of common share redemption price over its paid-up capital		(1)		(3)		(3)
Balance—End of year		696		762		691
Accumulated other comprehensive income
Balance—Beginning of year		(79)		(40)		(51)
Annual changes—net of tax
Foreign currency translation		190		(41)		27
Change in fair value of foreign exchange forward contracts designated as cash flow hedges		(61)		4		—
Change in fair value of commodity derivative financial instruments designated as cash flow hedges		(2)		2		(7)
Minimum pension liability		—		—		13
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans		(8)	—	(5)		(22)
Rounding		—		1		—
Balance—End of year		40		(79)		(40)
Rounding		—		(2)		2
Shareholders’ equity—End of year		1,247		1,194		1,166

2.3                 Reconciliation of shareholders’ equity

	Note	2008	2007
Shareholders’ equity under Canadian GAAP		1,256	1,199
U.S. GAAP adjustments:
Start-up costs	(a)	(2)	(5)
Investment tax credit	(b)	5	6
Gain realized on formation of Norampac	(c)	44	44
Unrealized gains arising from commodity derivative financial instruments	(d)	—	(1)
Inventory costs	(e)	—	6
Employee future benefits	(f)	(14)	(13)
Unrecognized actuarial gains and losses and past service costs on defined benefit pension and other benefit plans	(f)	(67)	(55)
Tax effect on above adjustments		18	6
Excess of redemption price of Class B preferred shares on their paid up capital net of related taxes	(g)	7	7
Shareholders’ equity under U.S. GAAP		1,247	1,194

2.4                 Reconciliation of balance sheet

		2008				2007
	Note	Canadian GAAP	Other	RDM impact (m)	U.S. GAAP	Canadian GAAP	U.S. GAAP
Current assets	(d)	1,248	—	(121)	1,127	1,204	1,203
Property, plant and equipment	(b) (d) and (f)	2,037	33	(110)	1,960	1,886	1,925
Intangible assets, other assets and goodwill	(1.1) (e) (b) (c) and (j)	746	(40)	57	763	679	679
Current liabilities		726	—	(138)	588	623	623
Long-term debt	(c)	1,672	11	(11)	1,672	1,570	1,582
Other liabilities	(1.1) and (a) to (e)	377	(9)	(25)	343	377	408
Shareholders’ equity	(1.1) and (a) to (e)	1,256	(9)	—	1,247	1,199	1,194

2.5                 Reconciliation of income statement

		2008
	Note	Canadian GAAP	Other	RDM impact (m)	U.S. GAAP
Sales		4,017	—	(211)	3,806
Costs of sales and expenses	(a) ,(e) and (m)	(4,002)	(8)	219	3,789
Operating Income from continuing operations		15	(8)	8	15
Interest expense		102	—	(4)	98
Foreign exchange loss (gain) on long term debt		24	—	—	24
		(111)	(8)	12	(107)
Provision for income tax	(b), (l)	32	10	—	42
Share of results of significant influence companies		8	4	(12)	—
Non controlling interests		(2)	—	—	(2)
Discontinued operations		18	—	—	18
Net Loss		(55)	6	—	(49)

		2007			2006
	Note	Canadian GAAP	Other	U.S. GAAP	Canadian GAAP	Other	U.S. GAAP
Sales		3,929	—	3,929	3,278	—	3,278
Costs of sales and expenses	(a), (e) and (m)	3,785	17	3,802	3,182	12	3,194
Operating Income from continuing operations		144	(17)	127	96	(12)	84
Interest expense		102	—	102	79	—	79
Foreign exchange loss (gain) on long term debt		(59)	—	(59)	—	—	—
		101	(17)	84	17	(12)	5
Provision for income tax	(b), (l)	(11)	12	1	(6)	5	(1)
Share of results of significant influence companies		27	—	27	8	—	8
Non controlling interests		(3)	—	(3)	—	—	—
Discontinued Operations		(19)	—	(19)	(16)	—	(16)
Net Earning		95	(5)	90	3	(7)	(4)

2.6                 Main adjustments explanations

a)                      Under Canadian GAAP, start-up costs are deferred and amortized over a period not exceeding five years. Under U.S. GAAP, start-up costs are accounted for under Statement of Position (“SOP”) No. 98-5, “Reporting on the Costs of Start-Up Activities”, and are included in the statement of earnings in the period they are incurred.

b)                     Under U.S. GAAP, investment tax credits are accounted for as a tax recovery. Under Canadian GAAP, investment tax credits are accounted for as a reduction of the underlying investment.

c)                      On December 30, 1997, the Company and Domtar Inc. merged their respective containerboard and corrugated packaging operations to form Norampac Inc., a 50-50 joint venture. Under Canadian GAAP, a portion of the gain realized on the transaction of an original amount of approximately $58 million, net of related taxes, was recorded against property, plant and equipment and goodwill. Under U.S. GAAP, this gain would have been recognized in earnings on December 30, 1997. Therefore, an adjustment is required to adjust amortization expenses recorded under Canadian GAAP. As disclosed in note 5(b), the Company acquired the remaining outstanding common shares of Norampac on December 29, 2006. Therefore since this date, the goodwill is not amortized anymore and the difference recorded before became a permanent difference. In addition, under U.S. GAAP, additional liabilities have been included in the allocation of the purchase price at the date of the transaction with respect to employee future benefits with a corresponding adjustment to goodwill.

d)                     In 2007, the Company adopted sections 1530, 3251, 3855 and 3865 (referred to as the “Sections”) of the CICA Handbook with respect to measurement and recognition of financial instruments, hedges, equity and comprehensive income. These Sections essentially harmonized Canadian GAAP and U.S. GAAP except for the classification of deferred financing costs. Under Canadian GAAP, those costs are added to the carrying value of the related long-term debt. Under U.S. GAAP, deferred financing costs are classified in other assets. As of December 31, 2008 the reclassification of those costs amounted to $11 million ($12 million in 2007). With the exception of the latter, the adjustment resulting from the adoption of these Sections effective January 1, 2007 under Canadian GAAP had no impact on U.S. GAAP. Under Canadian GAAP, prior to January 1, 2007, gains and losses were charged to earnings in the same period as the respective hedged item affected earnings.

e)                      Prior to January 1, 2008, the cost of inventories under US GAAP included, among other things, an allocation of the depreciation expense on production equipment as well as other indirect costs. For the year ended December 31, 2007, the Company recorded an amount of $6 million as cumulative adjustment relating to the allocation of such costs as a component of inventory. Starting January 1, 2008, the Company adopted, retroactively without restatements of prior periods, Section 3031 of the CICA Handbook establishing new measurement requirements which essentially harmonized the Canadian and U.S. GAAP.

f)                        Under U.S. GAAP in accordance with SFAS 158, the Company recognizes the overfunded or underfunded status of its defined benefits plans as an asset or liability with changes in that funded status recognized through comprehensive income. Prior to the adoption of SFAS 158, a minimum pension liability adjustment was recorded in accumulated other comprehensive income for plans whose accumulated benefit obligation exceeded the fair value of plan assets. The excess of its liability over the intangible assets, which can also be recorded for the plan, was recorded in comprehensive income. This adjustment is not required under Canadian GAAP. Differences between Canadian and U.S. GAAP remain with respect to the amortization of actuarial gains and losses arising prior to January 1, 2000.

g)                     In 2003, the Company redeemed all of the outstanding Class B preferred shares of a subsidiary for a consideration of $16 million. Under Canadian GAAP, the excess of the redemption price of $10 million over the recorded capital was included in retained earnings. Under U.S. GAAP, as these preferred shares represent a non-controlling interest, the excess of $10 million would have been recorded as an increase of $15 million to property, plant and equipment and an increase of $5 million in future income tax liabilities. The adjustment of $15 million to property, plant and equipment is amortized on a straight-line basis over a period of 20 years. In addition, under U.S. GAAP, the premium paid on redemption would be classified under investing activities rather than financing activities.

h)                     Under U.S. GAAP, financing charges incurred in 2006 amounting to $3 million would be classified under operating activities rather than financing activities.(2008—nil, 2007—nil)

i)                         Under Canadian GAAP, costs related to share issuance are presented in retained earnings, net of related income taxes. Under U.S. GAAP, share issuance costs (2008—nil, 2007—nil, 2006—$7 million) are recorded as a reduction of capital stock net of related income taxes.

j)                         Prior to January 1, 2007, the Company’s deferred financing costs under Canadian GAAP were amortized on a straight-line basis over the anticipated period of repayment of the underlying debt. Under U.S. GAAP, such costs are amortized using the effective interest method. For the year ended December 31, 2006, amortization expense under both methods is not materially different. Starting January 1, 2007, the Company adopted Section 3855 of the CICA Handbook which essentially harmonizes Canadian GAAP with U.S. GAAP and was applied prospectively.

k)                      Under Canadian GAAP, the Company accounts for its deferred share unit plan using the intrinsic value model. Under U.S. GAAP, the deferred share unit plan is accounted for at fair value using a Black-Scholes option pricing model. Both methods do no result in materially different results for each of the years presented.

l)                         Under U.S. GAAP, income tax expense would be reduced by $8 million in 2008 (2007—$13 million; 2006—$9 million) for tax credits relating to research and development expenses, which are recognized as a reduction of cost of sales under Canadian GAAP.

m)                   Under Canadian GAAP, investments in joint ventures are accounted for using the proportionate consolidation method. Under U.S. GAAP, they are accounted for using the equity method. The different accounting treatments affect only the presentation and classification of financial statement items and not net earnings or shareholders’ equity. Rules prescribed by the U.S. Securities and Exchange Commission (“SEC”) permit the use of the proportionate consolidation method in the reconciliation to U.S. GAAP provided the joint venture is an operating entity and the significant financial operating policies are, by contractual arrangement, jointly controlled by all parties having an equity interest in the joint venture. As required, the Company discloses in note 22 the major components of its financial statements resulting from the use of the proportionate consolidation method to account for its interests in joint ventures. For RDM, the exemption is not possible, therefore for reconciliation purposes the joint venture has been accounted for under the equity method. The impacts are disclosed in the column RDM Impact. For the other joint ventures, the exemption applies and even under US GAAP they remain consolidated with the proportionate method.

n)                     Under US GAAP, the consolidated cash flows would not be significantly different from the presentation under Canadian GAAP, except that RDM would be shown as an equity investment and not proportionally consolidated. In addition, some total in operating activities under Canadian GAAP would not be presented under U.S. GAAP.

3  Accounting pronouncements not yet adopted under U.S. GAAP

3.1                 In December 2007, FASB issued FAS 141(R), “Business Combinations” (“SFAS 141(R)”), which will replace FAS 141 prospectively for business combinations consummated after the effective date of December 15, 2008. Under SFAS 141(R), business combinations will be accounted for under the “acquisition method”, compared to the “purchase method” mandated by FAS 141. Significant changes will result from applying the acquisition method, including: more acquisitions will be accounted for as business combinations rather than as asset acquisitions; acquisition related costs of the acquirer will be expensed as incurred, whereas under FAS 141 these costs are capitalized as part of the business combination; and the assets acquired and liabilities assumed are recorded at 100% of fair value even if less than 100% is obtained, whereas under FAS 141 only the controlling interest’s portion is recorded at fair value. In the event of the Company being involved in a future business combination, the Company will evaluate the application of SFAS 141(R).

3.2                 In December 2007, FASB issued FAS 160, “Non-Controlling Interests in Consolidated Financial Statements” (“SFAS 160”) which is effective for fiscal years beginning after December 15, 2008. Under FAS 160, non-controlling interests will be measured at 100% of the fair value of assets acquired and liabilities assumed. Under current standards, the non-controlling interest is measured at book value. For presentation and disclosure purposes, non-controlling interests will be classified as a separate component of shareholders’ equity. In addition, SFAS 160 will change the manner in which increases and decreases in ownership percentages are accounted for. The provisions of SFAS 160 are to be applied prospectively with the exception of the presentation and disclosure provisions, which are to be applied for all prior periods presented in the financial statements. The Company is currently evaluating the impact that the adoption of this standard might have on its disclosure.

3.3                 In March 2008, the FASB issued Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). This Statement changes the disclosure requirements for derivative instruments and hedging activities, requiring us to provide enhanced disclosures about (a) how and why the Company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and (c) how derivative instruments and related hedged items affect our financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact that the adoption of this standard might have on its disclosure.

3.4                 In April 2008, the FASB issued Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This Staff Position amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets.” This new guidance also provides additional disclosure requirements related to recognized intangible assets. FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption is prohibited. The impact of adopting this standard will be limited to intangible identified on or after January 1, 2009. The Company is currently evaluating the impact, if any, that the adoption of this standard might have on its disclosures concerning already recognized intangible assets.

3.5                 In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). This Staff Position states that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share (“EPS”) data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings and selected financial data) to conform with the provisions of this Staff Position. Early application is not permitted. The Company does not expect the adoption of this accounting guidance to impact its EPS.

3.6                 In June 2008, the EITF reached a consensus in Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock” (“EITF 07-5”). This Issue addresses the determination of whether an instrument (or an embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of SFAS 133. EITF 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. The Company does not expect the adoption of this accounting guidance to impact its results of operations or financial position.

3.7                 In June 2008, the EITF reached a consensus in Issue No. 08-3, “Accounting by Lessees for Nonrefundable Maintenance Deposits” (“EITF 08-3”). This issue addresses the accounting for nonrefundable maintenance deposits paid by the lessee to the lessor. EITF 08-3 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Earlier application is not permitted. The Company does not expect the adoption of this accounting guidance to impact its results of operations or financial position.

Historical Financial Information—10 Years

For the years ended December 31 (in millions of Canadian dollars, except per share amounts and ratios) (unaudited) Historical financial information are not adjusted to reclass the impact of discontinued operations.	2008		2007		2006		2005		2004		2003		2002		2001		2000		1999
Highlights—Consolidated Results
Sales	4,025		4,033		3,481		3,862		3,692		3,449		3,591		3,217		3,031		2,776
Cost of sales and expenses	3,720		3,693		3,167		3,600		3,433		3,199		3,167		2,837		2,692		2,467
Operating income before depreciation and amortization (OIBD) excluding specific items	305		340		314		262		259		250		424		380		339		309
Depreciation and amortization	214		209		163		174		161		145		139		132		125		117
Operating income excluding specific items	91		131		151		88		98		105		285		248		214		192
Interest expense	103		106		83		83		79		83		72		86		89		85
Foreign exchange loss (gain) on long-term debt	24		(59)		—		(10)		(18)		(72)		—		14		10		(14)
Specific items	54		7		76		159		13		22		4		(7)		1		3
	(90)		77		(8)		(144)		24		72		209		155		114		118
Provision for (recovery of) income taxes	(29)		6		(3)		(40)		3		14		61		49		49		42
Share of results of significantly influenced companies	(8)		(27)		(8)		(7)		(2)		3		(22)		(3)		(5)		(5)
Share of results attributed to non-controlling interests	2		3		—		—		—		—		1		—		3		8
Net earnings (loss)	(55)		95		3		(97)		23		55		169		109		67		73
Net earnings (loss) per common share	$(0.56)		$0.95		$0.04		$(1.19)		$0.28		$0.66		$2.07		$1.33		$1.00		$1.08
Highlights—Consolidated Cash Flow
Cash flow generated by operating activities	126		53		191		100		157		140		325		314		169		141
Cash flow from operations	150		163		174		100		164		166		313		249		214		192
per common share	$1.52		$1.64		$2.15		$1.23		$2.01		$2.03		$3.84		$3.08		$3.20		$2.87
Purchase of property, plant & equipment	191		169		110		121		130		122		129		122		148		128
Business acquisitions and cash from a joint venture	(5)		10		572		52		120		31		131		148		31		13
Business disposals	47		37		94		—		14		—		4		—		1		17
Net change in long-term debt	149		91		178		91		107		127		(26)		(29)		30		(40)
Dividends on common shares	16		16		13		13		13		13		10		9		7		7
per common share	$0.16		$0.16		$0.16		$0.16		$0.16		$0.16		$0.12		$0.12		$0.11		$0.10
Dividend yield	4.6%		1.9%		1.2%		1.6%		1.2%		1.3%		0.8%		1.2%		1.6%		1.1%
Highlights—Consolidated Balance Sheet (as at December 31)
Current assets less current liabilities	522		581		574		530		502		508		386		348		384		353
Property, plant & equipment	2,037		1,886		2,063		1,562		1,700		1,636		1,604		1,481		1,376		1,355
Total assets	4,031		3,769		3,911		3,046		3,144		2,927		2,959		2,733		2,627		2,434
Total long-term debt	1,708		1,574		1,666		1,297		1,226		1,110		1,095		1,103		1,096		1,044
Non-controlling interests	22		25		19		—		—		3		2		18		31		185
Shareholder’s equity	1,256		1,199		1,157		897		1,059		1,056		1,065		870		766		647
per common share	$12.74		$12.09		$11.62		$11.10		$13.02		$12.93		$13.02		$10.75		$9.47		$9.67
Stock Market Highlights
Shares issued and outstanding (in millions)	98.5		99.1		99.5		80.8		81.4		81.7		81.8		81.0		80.9		66.9
Trading volume (in millions)	39.8		63.2		31.7		23.6		24.6		25.9		41.3		31.7		13.9		8.9
Market capitalization	339		837		1,317		812		1,090		1,012		1,281		843		554		589
Closing price	$3.44		$8.44		$13.23		$10.05		$13.40		$12.38		$15.65		$10.41		$6.85		$8.80
High	$8.90		$15.80		$14.78		$13.95		$14.80		$16.87		$18.25		$10.44		$10.50		$10.25
Low	$3.00		$7.46		$9.66		$7.35		$11.21		$11.15		$10.30		$6.41		$6.05		$7.50
Key Financial Ratios
Net earnings (loss) / sales	-1.4%		2.4%		0.1%		-2.5%		0.6%		1.6%		4.7%		3.4%		2.2%		2.6%
Sales / total assets*	1.0•	x	1.1•	x	1.2•	x	1.3•	x	1.2•	x	1.2•	x	1.2•	x	1.2•	x	1.2•	x	1.1•	x
Total assets / average shareholder’s equity*	3.3•	x	3.2•	x	3.2•	x	3.1•	x	3.0•	x	2.8•	x	3.1•	x	3.3•	x	3.7•	x	3.9•	x
Return on shareholders’ equity*	-4.5%		8.1%		0.3%		-9.9%		2.2%		5.2%		17.5%		13.3%		9.5%		11.7%
Return on total assets (OIBD / average total assets)*	7.8%		8.9%		10.6%		8.4%		8.5%		8.5%		14.9%		14.2%		13.4%		12.6%
OIBD / sales	7.6%		8.4%		9.0%		6.8%		7.0%		7.2%		11.8%		11.8%		11.2%		11.1%
OIBD / interest	3.0•	x	3.2•	x	3.8•	x	3.2•	x	3.3•	x	3.0•	x	5.9•	x	4.4•	x	3.8•	x	3.6•	x
Current assets less current liabilities / sales*	13.0%		14.4%		13.3%		13.7%		13.6%		14.7%		10.7%		10.8%		12.7%		12.7%
Net funded debt / OIBD*	5.9•	x	4.7•	x	3.8•	x	5.0•	x	4.8•	x	4.5•	x	2.7•	x	3.1•	x	3.5•	x	3.6•	x
Total debt / total debt + shareholder’s equity	59.1%		57.5%		59.6%		59.9%		54.6%		52.2%		52.9%		58.0%		61.3%		63.6%
Price to earnings	n/a		8.9•	x	331•	x	n/a		47.9•	x	18.8•	x	7.6•	x	7.8•	x	6.9•	x	8.1•	x
Price to book value	0.3•	x	0.7•	x	1.1•	x	0.9•	x	1.0•	x	1.0•	x	1.2•	x	1.0•	x	0.7•	x	0.9•	x

* Prior to 2007, ratios are calculated excluding the impact of the Norampac acquisition.